UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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ZIMMER HOLDINGS, INC.

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ZIMMER HOLDINGS, INC.
345 East Main Street
Warsaw, Indiana 46580

March 19, 2010

Dear Stockholder:
We look forward to your attendance either in person or by proxy at the 2010 Annual Meeting of Stockholders of Zimmer Holdings, Inc. We will hold the meeting at 9:00 a.m. Eastern Time on Monday, May 3, 2010 at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana.
You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We are sending many of our stockholders a notice regarding the availability of this proxy statement, our 2009 Annual Report on Form 10-K and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.
Your vote is important. Whether or not you plan to attend the meeting in person, it is important that your shares be represented. Please vote as soon as possible.

David C. Dvorak
President and
Chief Executive Officer

Zimmer Holdings, Inc.
345 East Main Street
Warsaw, Indiana 46580

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

TIME AND DATE	9:00 a.m. Eastern Time on Monday, May 3, 2010

PLACE	Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana

ITEMS OF BUSINESS	• Elect eight members of the Board of Directors for one-year terms

• Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010

RECORD DATE	March 4, 2010

VOTING	Please vote as soon as possible to record your vote promptly, even if you plan to attend the annual meeting. You have three options for submitting your vote before the annual meeting:

• Internet

• Telephone

• Mail

By Order of the Board of Directors

Chad F. Phipps
Senior Vice President, General Counsel and Secretary

March 19, 2010

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

ZIMMER HOLDINGS, INC.

PROXY STATEMENT

This proxy statement and accompanying proxy are being provided to stockholders on or about March 19, 2010 in connection with the solicitation by the Board of Directors of Zimmer Holdings, Inc. (“Zimmer,” “we,” “us,” “our” or the “company”) of proxies to be voted at the 2010 annual meeting on May 3, 2010.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these materials or a Notice regarding the Internet availability of proxy materials?

On or about March 19, 2010, we mailed a Notice of Internet Availability of Proxy Materials (“Notice”) to most of our stockholders and a printed copy of the proxy materials to those stockholders who had previously requested a printed copy. The Notice instructs stockholders as to how to access and review this proxy statement and our 2009 Annual Report over the Internet, and how to submit your proxy to vote at the annual meeting.
This proxy statement, the form of proxy and voting instructions are being made available to our stockholders on March 19, 2010 at www.proxyvote.com. Our 2009 Annual Report, including financial statements for the year ended December 31, 2009, is being made available at the same time and by the same method. The 2009 Annual Report is not to be considered as part of the proxy solicitation materials or as having been incorporated by reference.

Who is entitled to vote at the annual meeting?

Holders of record of our $0.01 par value common stock at the close of business on March 4, 2010 are entitled to vote at the meeting. As of that date, there were 202,767,904 shares of common stock outstanding and entitled to vote. We are soliciting proxies on behalf of the Board of Directors to give all stockholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person.

What will stockholders vote on at the meeting?

•	Election of directors; and

•	Ratification of the appointment of PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

What are the recommendations of the Board of Directors on how I should vote my shares?

The Board of Directors recommends that you vote your shares as follows:

•	“FOR” the election of the eight nominees as directors; and

•	“FOR” ratification of the appointment of PwC as our independent registered public accounting firm.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

What are my voting rights?

Holders of our common stock are entitled to one vote per share.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, trustee or nominee. In most cases, you will be able to do this by using the Internet or telephone or by mail if you received a printed set of the proxy materials.
By Internet – If you have Internet access, you may submit your proxy via the Internet by following the instructions provided in the Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.
By Telephone or Mail – If you received printed proxy materials, you may submit your proxy by telephone by following the instructions provided on your proxy card or voting instruction card. If you received a Notice, you may submit your proxy by telephone after accessing the proxy materials via the Internet. You may also submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, trustee or nominee, and mailing it in the envelope provided. If you provide specific voting instructions, your shares will be voted as you have instructed.

How do I vote my shares in person at the meeting?

Either an admission ticket or proof of ownership of our common stock, as well as a form of personal identification, must be presented in order to be admitted to the meeting. If you are a stockholder of record and received a Notice, your Notice is your admission ticket. If you are a stockholder of record and received a printed copy of the proxy materials, you must bring the admission ticket portion of your proxy card to be admitted to the meeting. If you are a beneficial holder and wish to vote in person at the meeting, you must obtain from your broker, trustee or other nominee holder a legal proxy issued in your name and present it to the inspectors of election with your ballot to be able to vote at the meeting. We encourage you to vote via the Internet, by telephone or by mail even if you plan to attend the meeting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the meeting by: (1) giving timely written notice of the revocation to our Corporate Secretary, or (2) submitting a later-dated vote in person at the meeting, via the Internet, by telephone or by mail. If you are a beneficial holder, you may submit new voting instructions by contacting your broker, trustee or other nominee holder. You may also vote in person at the annual meeting if you obtain a legal proxy as described above.

What vote is required to approve each proposal?

Proposal 1 – Directors receiving the majority of votes cast (where the number of shares voted “for” a director exceeds the number of shares voted “against” the director) will be elected. If you hold your shares in street name, please note that the New York Stock Exchange, or NYSE, rules that guide how brokers vote your stock have changed. Your brokerage firm or other nominee may no longer vote your shares with respect to the election of directors without specific instructions from you as to how to vote. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors. We urge you to provide instructions to your broker so that your votes may be counted on this important matter.
Proposal 2 – Ratification of the selection of PwC as our independent registered public accounting firm requires the affirmative vote of the majority of the shares of common stock present or represented by proxy. This proposal is considered a “routine” matter under NYSE rules, and, therefore, brokerage firms and nominees have the authority under those rules to vote your shares on this proposal if you have not furnished voting instructions at least 10 days before the meeting. Abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a vote “against” this proposal.

May I give my proxy to someone other than the individuals listed on the proxy card?

If you are a registered stockholder and wish to give your proxy to someone other than the individuals named on the proxy card, you may do so by crossing out the names appearing on the proxy card and inserting the name of another person. The person you have designated on the proxy card must present the signed card at the meeting.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

Who tabulates the votes?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as independent inspectors of election.

Who pays the cost of this proxy solicitation?

We will pay the costs of this solicitation. Our employees may solicit proxies on behalf of the Board of Directors by mail, telephone, facsimile, electronic transmission and personal solicitation. In addition, we have retained The Altman Group, Inc. to assist in soliciting proxies for a fee of $7,000, plus out-of-pocket expenses. We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial holders of stock. Questions concerning proxy voting or process should be directed to The Altman Group, Inc. via telephone at 1 (800) 499-8419 (this call is toll-free in the United States).

Is there a list of stockholders entitled to vote at the annual meeting?

A list of stockholders entitled to vote at the meeting will be available at the meeting and for ten days prior to the meeting, between the hours of 8:00 a.m. and 5:00 p.m. Eastern Time, at our offices at 345 East Main Street, Warsaw, Indiana. If you would like to view the stockholder list, please contact our Corporate Secretary to schedule an appointment.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information concerning each person (including any group) known to us to beneficially own more than five percent (5%) of our common stock as of March 4, 2010. Unless otherwise noted, shares are owned directly or indirectly with sole voting and investment power.

	Total Number of	Percent
Name and Address of Beneficial Owner	Shares Owned	of Class

BlackRock, Inc.(1)	14,340,843	6.73%
40 East 52nd Street New York, NY 10022
Capital World Investors(2)	13,410,000	6.30%
333 South Hope Street Los Angeles, CA 90071

(1)	Based solely on information provided by BlackRock, Inc. in a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010. BlackRock, Inc. possesses sole power to vote or to direct the vote of 14,340,843 shares and sole power to dispose or to direct the disposition of 14,340,843 shares.
(2)	Based solely on information provided by Capital World Investors, a division of Capital Research and Management Company (CRMC), in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2010. Capital World Investors possesses sole power to vote or to direct the vote of 4,210,000 shares and sole power to dispose or to direct the disposition of 13,410,000 shares. Capital World Investors is deemed to be the beneficial owner of 13,410,000 shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World Investors disclaims beneficial ownership of these shares.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth, as of January 4, 2010, beneficial ownership of shares of our common stock by each current director, each of the executives named in the Summary Compensation Table and all current directors and executive officers as a group. Unless otherwise noted, such shares are owned directly or indirectly with sole voting and dispositive power. None of the shares owned by our directors and executive officers have been pledged as security.

	Total		Shares	Deferred	Percent
	Shares		Acquirable in	Share	of
Name	Owned(1)		60 Days(2)	Units(3)	Class

Betsy J. Bernard	1,037		0	1,037		*
Marc N. Casper	1,037		0	1,037		*
Larry C. Glasscock	64,746	(4)	58,963	5,743		*
Robert A. Hagemann	1,963		0	1,963		*
Arthur J. Higgins	2,414		0	2,414		*
John L. McGoldrick	68,499		50,627	6,540		*
Cecil B. Pickett, Ph.D.	1,963		0	1,963		*
Augustus A. White, III, M.D., Ph.D.	6,125		627	5,498		*
David C. Dvorak	652,536		582,259	0		*
James T. Crines	302,649		268,262	0		*
Bruno A. Melzi	354,537		279,211	0		*
Jeffery A. McCaulley	45,334		28,064	0		*
Cheryl R. Blanchard, Ph.D.	145,703		134,747	0		*
Mark C. Throdahl(5)	573		0	0		*
All current directors and executive officers as a group (17 persons)	2,039,407	(6)	1,755,406	26,195		*
 *  Less than 1.0%

(1)	Includes direct and indirect ownership of shares, stock options that are currently exercisable and stock options that will be exercisable within 60 days of January 4, 2010, deferred share units, vested restricted stock units, or RSUs, held by directors that are subject to deferral of settlement until the director’s cessation of service from the Board and the following restricted shares, which are subject to vesting requirements: Mr. Dvorak — 22,532; Mr. Crines — 11,266; Mr. McCaulley — 17,270; and all directors and executive officers as a group — 51,068. Does not include stock options or RSUs held by executive officers that vest more than 60 days after January 4, 2010. Also does not include vested RSUs held by directors that are subject to mandatory deferral of settlement until May 1, 2010 or later.
(2)	Includes stock options that are currently exercisable and stock options that will be exercisable within 60 days of January 4, 2010. Also includes vested RSUs held by directors that are subject to mandatory deferral of settlement until the director’s cessation of service from the Board.
(3)	Amounts credited to directors’ accounts in the Restated Zimmer Holdings, Inc. Deferred Compensation Plan for Non-Employee Directors as deferred share units that will be paid in shares of our common stock within 60 days after cessation of the individual’s service as a director.
(4)	Includes 40 shares held in a trust with respect to which Mr. Glasscock shares voting authority with the trustee.
(5)	Mr. Throdahl’s employment with us terminated effective June 12, 2009.
(6)	Excludes shares owned by Mr. Throdahl.

CORPORATE GOVERNANCE

Our business is managed under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for our overall performance.

Board Leadership Structure

Our Board is led by a non-executive Chairman of the Board selected from among the independent directors. Until 2007, the positions of chairman of the board and chief executive officer of our company were held by the same person. The Board separated this combined role into two roles — a Chairman who would be responsible for board leadership and a chief executive officer who is responsible for leading the management, operations and employees of our company — when it promoted David C. Dvorak to his current positions as our President and Chief Executive Officer in 2007. Later that year, the Board appointed John L. McGoldrick as non-executive Chairman. Mr. McGoldrick continues to hold this position. The Board believes that this leadership structure allows the Board to function efficiently and effectively and that it continues to be appropriate. However, the Board evaluates its leadership structure on an ongoing basis and may change it as circumstances warrant.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

Board Role in Risk Oversight

The Board of Directors oversees the risk management processes that have been designed and are implemented by our executives to determine whether those processes are functioning as intended and are consistent with our business and strategy. The Board executes its oversight responsibility for risk management directly and through its committees.
The Audit Committee is specifically tasked with overseeing our compliance with legal and regulatory requirements, discussing our risk assessment and risk management processes with management and receiving information on material legal and regulatory affairs, including litigation. Our Vice President, Global Internal and Compliance Audit, who reports directly to the committee, coordinates our global enterprise risk assessment process. We use this process to identify, assess and prioritize internal and external risks, to develop processes for responding to, mitigating and monitoring risks and to inform the development of our internal audit plan, our annual operating plan and our long-term strategic plan. The committee receives detailed reports regarding our enterprise risk assessment process and the committee’s meeting agendas include discussions of individual risk areas throughout the year. Members of our management who have responsibility for designing and implementing our risk management processes regularly meet with the committee. The committee discusses our major financial risk exposures with our Chief Financial Officer and Chief Accounting Officer. The committee also receives reports from our General Counsel, Chief Information Officer, Chief Compliance Officer and other persons who are involved in our risk management processes.
The Board’s other committees oversee risks associated with their respective areas of responsibility. For example, the Compensation and Management Development Committee assesses risks relating to our compensation policies and practices.
The full Board considers specific risk topics, including risk-related issues pertaining to laws and regulations enforced by the U.S. Food and Drug Administration and foreign government regulators and risks associated with our strategic plan and our capital structure. In addition, the Board receives detailed regular reports from members of our executive operating committee and other personnel that include discussions of the risks and exposures involved with their respective areas of responsibility. Further, the Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

Policies on Corporate Governance

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving stockholders well and maintaining our integrity in the marketplace. We have adopted a Code of Business Conduct that applies to all directors, officers and employees and a Code of Ethics for Chief Executive Officer and Senior Financial Officers. The Board of Directors has adopted Corporate Governance Guidelines, which, in conjunction with our Restated Certificate of Incorporation, Restated By-Laws, Board committee charters and key Board policies, form the framework for our governance. The current version of the Code of Business Conduct, the Code of Ethics for Chief Executive Officer and Senior Financial Officers, the Board’s Corporate Governance Guidelines and the charters for each of the Audit Committee, Compensation and Management Development Committee, Corporate Governance Committee and Science and Technology Committee, as well as the Board’s policies on auditor ratification and stockholder rights plans, are available in the Investor Relations/Corporate Governance section of our website, www.zimmer.com. We will post on our website any substantive amendment to, or waiver from, the Code of Ethics for Chief Executive Officer and Senior Financial Officers or a provision of the Code of Business Conduct that applies to any of our directors or executive officers. The Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, committee charters and key practices as warranted.

Director Independence

The Board’s Corporate Governance Guidelines, which are available on our website as described above, include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria are consistent with the NYSE listing standards regarding director independence. To be considered independent, the Board must determine that a director has no material relationship, directly or indirectly, with us. In assessing independence, the Board considers all relevant facts and circumstances. The Board has determined that each of our non-employee directors, Betsy J. Bernard, Marc N. Casper, Larry C. Glasscock, Robert A. Hagemann, Arthur J. Higgins, John L. McGoldrick, Cecil B. Pickett, Ph.D. and Augustus A. White, III, M.D., Ph.D., meets these standards and is independent. The Board has determined that David C. Dvorak, who is an employee, is not independent.
In making its determination with respect to Mr. Casper, the Board considered his position as President and Chief Executive Officer of Thermo Fisher Scientific Inc., or Thermo Fisher, a leading provider of analytical instruments, equipment, software and services for research, manufacturing, analysis and diagnostics from which we purchase certain products. During 2009, the amount we paid Thermo Fisher exceeded $1,000,000 but represented less than one percent of Thermo Fisher’s gross revenues. After reviewing the terms of these transactions, the Board determined that Mr. Casper does not have a direct or indirect material interest in the transactions and that our business relationship with Thermo Fisher does not diminish the ability of Mr. Casper to exercise his independent judgment on issues affecting our business.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

Qualifications of Directors

The Corporate Governance Committee, in recommending the nominees for election as directors, considered the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented; and each candidate’s ability to devote sufficient time and commitment to his or her duties as a director. The Corporate Governance Committee also took into account the specific core competencies or technical expertise necessary to staff Board committees. Since each nominee for director is currently on our Board of Directors, the Corporate Governance Committee also considered the significant contributions that each such individual has made to our Board of Directors and its committees during his or her tenure as a Director. The Corporate Governance Committee believes that each of the nominees possesses the judgment and integrity necessary to make independent decisions and a willingness to devote adequate time to Board duties. In addition, the Corporate Governance Committee believes that each of the nominees brings his or her own particular experiences and set of skills, giving the Board, as a whole, competence and experience in a wide variety of areas. Additional biographic and other information concerning the directors can be found on pages 12 to 14. Set forth below is a summary description of the experiences, qualifications, attributes and skills that led the Corporate Governance Committee to the conclusion that each such person is qualified to serve as a director:

•	Betsy J. Bernard’s past experience as president and chief executive officer of leading global telecommunications companies has provided her with expertise in financial management, brand management, marketing, enterprise sales, customer care, operations, product management, electronic commerce and acquisitions. She serves, and has served for over 10 years, as a director of other public companies and has experience chairing the nominating and governance committee of another public company.

•	Marc N. Casper has experience in executive roles, including his current role as chief executive officer of a leading provider of high-end analytical instruments, laboratory equipment and services to companies engaged in healthcare and scientific research. His executive experience has provided him with the ability to analyze and assess numerous aspects of a company’s business. His background as an executive in the healthcare industry gives him significant knowledge and insight into our business and our industry. Mr. Casper served for over 5 years as a director of another public company.

•	David C. Dvorak, our President and Chief Executive Officer, is primarily responsible for carrying out the strategic plans and policies established by the Board and for giving direction and leadership toward the achievement of our goals and objectives. Mr. Dvorak served as our Group President, Global Businesses and Chief Legal Officer before being promoted to his current positions. In his prior roles, Mr. Dvorak had responsibility for our Dental, Spine, Trauma and Orthopaedic Surgical Products divisions and for our global legal affairs. In addition, during his tenure with us, he also has had global responsibility for business development, human resources, quality assurance, regulatory affairs, clinical affairs, corporate compliance, government affairs and public relations. Mr. Dvorak’s experience has given him in-depth knowledge of our global operations and significant experience in financial management, strategic planning, business integration and in dealing with the many regulatory aspects of our business. In addition, his position as a director of the medical device industry’s trade association gives him a perspective broader than our own operations.

•	Larry C. Glasscock’s past experience as chairman and chief executive officer of the nation’s leading health benefits company has provided him with in-depth knowledge of healthcare payment and reimbursement processes. His executive experience includes developing and implementing turnaround and growth strategies, designing enterprise risk management processes and developing talent and participating in successful leadership transitions. In addition, Mr. Glasscock also worked in financial services for over 20 years, where he developed financial and marketing skills, and in human resources for 4 years, where he gained a strong understanding of, and skills related to, compensation and benefits. Mr. Glasscock’s experience has led our Board of Directors to determine that he is an “audit committee financial expert” as that term is defined in Securities and Exchange Commission rules. He serves, and has served for over 15 years, as a director of other public companies.

•	Robert A. Hagemann’s experience as the chief financial officer of the world’s leading provider of diagnostic testing, information and services that patients and doctors utilize to make better healthcare decisions has given him financial management expertise, as well as significant experience in strategic planning, business development, business integration, operations and information technology. Mr. Hagemann’s experience has led our Board of Directors to determine that he is an “audit committee financial expert” as that term is defined in Securities and Exchange Commission rules.

•	Arthur J. Higgins has extensive senior leadership experience in the global healthcare market. Through leadership positions with large healthcare developers and manufacturers in both the United States and Europe, he has gained deep knowledge of the healthcare market and the strategies for developing and marketing products in this highly regulated area. This knowledge and industry background allow him to provide valuable insight to our growing healthcare business. In addition, his perspective gained from years of operating global businesses and his background in working with high growth companies fit well with our own plans for global growth and provide him experiences from which to draw to advise us on

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

strategies for sustainable growth. Through his role as chief executive officer of the healthcare operations of a global enterprise with competencies in healthcare, nutrition and high-tech materials, he also gained significant exposure to enterprise risk management as well as quality and operating risk management necessary in a highly regulated industry such as healthcare. Mr. Higgins’ experience has led our Board of Directors to determine that he is an “audit committee financial expert” as that term is defined in Securities and Exchange Commission rules.

•	John L. McGoldrick’s past legal and executive experience, including legal and executive positions with our former parent company, a major pharmaceutical company, has provided him with in-depth knowledge of the issues surrounding healthcare companies such as ours. In particular, he also oversaw the medical devices group of our former parent which provided him with extensive knowledge and understanding of our business and our industry. Mr. McGoldrick’s experience has led our Board of Directors to determine that he is an “audit committee financial expert” as that term is defined in Securities and Exchange Commission rules.

•	Dr. Cecil B. Pickett’s past experience in research and development, including serving in senior R&D positions at a leading global biotechnology company and two leading global pharmaceutical companies, has provided him with knowledge of the innovation process and how to develop and market products in the highly regulated healthcare industry. Dr. Pickett’s scientific background allows him to give informed views on our own research and development efforts and processes.

•	Dr. Augustus A. White, III’s fifty years of experience in academic medical centers in the U.S. and Sweden conducting orthopaedic research in clinical and scientific spheres has provided him with an in-depth understanding of patients and surgeons. His academic work has included writing, studying and working on the topics of diversity, multinational issues, healthcare disparities and culturally competent care, which has helped him develop insight, empathy and understanding of, as well as help in communicating with, a broad spectrum of individuals. Dr. White’s scientific expertise allows him to provide valuable insight in the development of our products and their use by surgeons and patients.

Majority Vote Standard for Election of Directors

Our Restated By-Laws require directors to be elected by the majority of the votes cast with respect to that director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Restated By-Laws, any director who fails to be elected must offer to tender his or her resignation to the Board. The Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the annual meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.” In 2010, all nominees for election as directors are currently serving on the Board.

Nominations for Directors

The Corporate Governance Committee will consider director nominees recommended by stockholders. A stockholder who wishes to recommend a director candidate for consideration by the Corporate Governance Committee should send such recommendation to our Corporate Secretary at the address shown on the cover page of this proxy statement, who will then forward it to the committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a candidate for election, rather than recommend the individual to the Corporate Governance Committee as a nominee, must comply with the advance notice requirements set forth in our Restated By-Laws (see “2011 Proxy Proposals” for more information on these procedures).
In considering candidates for the Board, the Corporate Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a committee-recommended nominee. The committee is guided by the following basic selection criteria for all nominees: independence; highest character and integrity; experience and understanding of strategy and policy-setting; reputation for working constructively with others; and sufficient time to devote to Board matters. The committee also gives consideration to diversity, age, international background and experience and specialized expertise in the context of the needs of the Board as a whole. When the Board has a vacancy or is otherwise looking to add one or more members, the committee typically engages a third-party search firm to assist the committee

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

in identifying and evaluating potential director candidates. If the committee is seeking director candidates with particular experience, qualifications, attributes or skills, it will so instruct the search firm. In the past, the committee has, for example, instructed the search firm to identify candidates who could bring diversity of race, gender and/or international experience to the Board.

Stockholder Communication with the Board

The Board has implemented a process whereby our stockholders may send communications to the Board’s attention. Any stockholder desiring to communicate with the Board, or one or more specified members thereof, should communicate in a writing addressed to Zimmer Holdings, Inc., Board of Directors, c/o Corporate Secretary, at the address shown on the cover page of this proxy statement. The Board has instructed our Corporate Secretary to promptly forward all such communications to the specified addressees thereof.

Certain Relationships and Related Person Transactions

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has an interest. Under our Audit Committee’s charter, which is available on our website at www.zimmer.com, our Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% stockholder of the company, or any of their immediate family members, has a direct or indirect material interest. The Audit Committee may not approve a related person transaction unless (1) it is in or not inconsistent with our best interests and (2) where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated third party. No related person transaction in an amount exceeding $120,000 occurred during 2009.
Under our Code of Business Conduct, which is available on our website at www.zimmer.com, our Compliance Officer or an attorney in our Legal Department is charged with reviewing any conflict of interest involving any other employee.

MEETINGS AND COMMITTEES OF THE BOARD

Meetings and Attendance

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend meetings of the Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend the annual meeting of stockholders. All directors attended the 2009 annual meeting. In 2009, the Board of Directors held 8 meetings and committees of the Board held a total of 27 meetings. Each director attended more than 75% of the total meetings of the Board of Directors and each of the committees on which he or she served during 2009.

Executive Sessions of and Communication with Non-Management Directors

Non-management directors meet in executive sessions without management present upon the adjournment of every regularly scheduled meeting of the Board and at other times they determine. Mr. McGoldrick, in his capacity as non-executive Chairman, presides at these meetings of non-management directors.
The Board has adopted a method for communicating directly with the non-management directors and has designated Mr. McGoldrick to receive such communications. Interested parties may contact Mr. McGoldrick via e-mail at john.mcgoldrick@zimmer.com.

Committees of the Board

Our Restated By-Laws provide that the Board may delegate certain of its responsibilities to committees. During 2009, the Board had four standing committees: an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, a Compensation and Management Development Committee, a Corporate Governance Committee and a Science and Technology Committee. The membership of each of the Audit Committee, the Compensation and Management Development Committee and the Corporate Governance Committee is composed entirely of independent directors. In addition, the members of the Audit Committee meet the heightened standards of independence for audit committee members required by Securities and Exchange Commission rules and NYSE listing standards. The membership

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

of the Science and Technology Committee is composed of three independent directors and one employee representative, and the committee works together with an Advisory Board of Science and Technology.
The table below shows the current membership of each Board committee and the number of meetings held during 2009.

Compensation
		and		Science
		Management	Corporate	and
Name	Audit	Development	Governance	Technology

Betsy J. Bernard		X	X
Marc N. Casper		X	X
Larry C. Glasscock	X	X
Robert A. Hagemann	Chair		X
Arthur J. Higgins	X	Chair
John L. McGoldrick	X	X	Chair	X
Cecil B. Pickett, Ph.D.		X	X	X
Augustus A. White, III, M.D., Ph.D.	X		X	Chair
2009 Meetings	11	7	7	2

Audit Committee.  The principal functions of the Audit Committee include:

•	appointing, evaluating and, where appropriate, replacing our independent registered public accounting firm;
•	pre-approving all auditing services and permissible non-audit services provided to us by our independent registered public accounting firm;
•	reviewing with our independent registered public accounting firm and with management the proposed scope of the annual audit, past audit experience, our program for the internal examination and verification of our accounting records and the results of recently completed internal examinations;
•	resolving disagreements between management and our independent registered public accounting firm regarding financial reporting;
•	reviewing major issues as to the adequacy of our internal controls; and
•	overseeing our compliance with legal and regulatory matters and aspects of our risk management processes.
The Board of Directors has determined that Larry C. Glasscock, Robert A. Hagemann, Arthur J. Higgins and John L. McGoldrick qualify as “audit committee financial experts” as defined by the rules of the Securities and Exchange Commission. See pages 12-13 for a description of their respective business experience. Stockholders should understand that this designation is a Securities and Exchange Commission disclosure requirement related to these directors’ experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon these directors any duties, obligations or liabilities that are greater than are generally imposed on them as members of the Audit Committee and the Board, and their designation as audit committee financial experts pursuant to this Securities and Exchange Commission requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.
The report of the Audit Committee appears on pages 10-11.

Compensation and Management Development Committee.  The duties of the Compensation and Management Development Committee include:

•	administering our annual incentive, stock option and long-term incentive plans;

•	reviewing and making recommendations to the Board with respect to incentive compensation and equity-based plans;

•	approving compensation of executive officers; and

•	discussing with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations and, if appropriate, recommending its inclusion in our Annual Report on Form 10-K and proxy statement.
None of the members of the Compensation and Management Development Committee during 2009 or as of the date of this proxy statement is or has been our officer or employee or had any relationship requiring disclosure under Item 404 of Regulation S-K of the Exchange Act. None of our executive officers served on the compensation committee or board of any company that employed any member of the Compensation and Management Development Committee or the Board or otherwise under circumstances requiring disclosure under Item 404 of Regulation S-K.
The report of the Compensation and Management Development Committee appears on page 16.

Corporate Governance Committee.  The duties of the Corporate Governance Committee include:

•	developing and recommending to the Board criteria for selection of non-employee directors;

•	recommending director candidates to the Board;

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

•	periodically reviewing director performance;

•	periodically reassessing the Board’s Corporate Governance Guidelines and recommending any proposed changes to the Board for approval; and

•	periodically reviewing, in cooperation with the Compensation and Management Development Committee, the form and amount of non-employee director compensation and recommending any proposed changes to the Board for approval.

Science and Technology Committee.  The duties of the Science and Technology Committee include:

•	advising the Board on matters involving our new science and advanced technology programs, including major internal projects, interactions with academic and independent research organizations and the acquisition of technologies; and

•	reviewing and recommending to the Board major technology positions and strategies relative to emerging concepts of therapy, new trends in healthcare and changing market requirements.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for monitoring the integrity of the company’s financial statements, the qualifications, performance and independence of the independent registered public accounting firm, the performance of the company’s internal audit function and compliance with certain legal and regulatory requirements. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm.
Management is responsible for the financial reporting process, including the system of internal control, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for management’s report on internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States as well as rendering an opinion on the company’s internal control over financial reporting. The committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on internal control over financial reporting. Committee members are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to the independence of the independent registered public accounting firm. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.
The committee held 11 meetings during 2009. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management, the internal auditor and the independent registered public accounting firm, PricewaterhouseCoopers LLP, or PwC.
The committee discussed with the internal auditor and PwC the overall scope and plans for their respective audits. The committee met with the internal auditor and PwC, with and without management present, to discuss the results of their examinations and their evaluations of the company’s internal control over financial reporting. The committee reviewed and discussed compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including consideration of the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 5, An Audit of Internal Control over Financial Reporting That is Integrated With an Audit of Financial Statements.
The committee discussed major financial risk exposures with management and the steps management has taken to monitor and control such exposures, including risk assessment and risk management policies.
Management has represented to the committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the committee has reviewed and discussed the consolidated financial statements with management and PwC. The committee reviewed and discussed with management, the internal auditor and PwC management’s report on internal control over financial reporting and PwC’s report on internal control over financial reporting. The committee also discussed with management and the internal auditor the process used to support certifications by the Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany periodic filings with the Securities and Exchange Commission and the processes used to support management’s report on internal control over financial reporting.
The committee also discussed with PwC all matters required to be discussed by that firm’s professional standards, including, among other things, matters related to the conduct of the audit of the consolidated financial statements and the matters required to be discussed by AU Section 380, Communication With Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200 T.
PwC provided to the committee the written disclosures and the letter required by applicable Public Company Accounting Oversight Board requirements and represented that PwC is independent from the company. The committee also discussed with PwC its independence from the company. When considering PwC’s independence, the committee considered if services PwC

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provided to the company beyond those rendered in connection with its audit and related reviews of the consolidated financial statements and the company’s internal control over financial reporting, were compatible with maintaining its independence. The committee concluded that the provision of such services by PwC has not jeopardized PwC’s independence.
Based on the reviews and discussions described above, and subject to the limitations on the committee’s role and responsibilities referred to above and in the charter of the Audit Committee, the committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements for the year ended December 31, 2009 be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission.
The committee has also confirmed there have been no new circumstances or developments since their respective appointments to the Audit Committee that would impair any member’s ability to act independently.

Audit Committee
Robert A. Hagemann, Chairman
Larry C. Glasscock
Arthur J. Higgins
John L. McGoldrick
Augustus A. White, III, M.D., Ph.D.

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DIRECTORS AND NOMINEES

Eight members of our Board are standing for re-election, to hold office until the 2011 annual meeting of stockholders. Augustus A. White, III, M.D., Ph.D., whose term expires at the meeting, is not seeking re-election. After the election of eight directors at the meeting, there will be one vacancy on the Board. The Board plans to fill the vacancy in due course following the selection of a suitable candidate, in accordance with our Restated Certificate of Incorporation. Certain information about the nominees and Dr. White is set forth below. For more information concerning the qualifications of the directors, see the discussion under “Qualifications of Directors” that begins on page 6.

Nominees for Director: 2010 — 2011 Term

Betsy J. Bernard, Director Since 2009
President of AT&T Corp. from October 2002 until her retirement in December 2003. From April 2001 to October 2002, Ms. Bernard was Chief Executive Officer of AT&T Consumer. Prior to joining AT&T, Ms. Bernard held senior executive positions with Qwest Communications International Inc., US WEST, Inc., AVIRNEX Communications Group and Pacific Bell. Ms. Bernard is a director of Principal Financial Group, Inc. and Telular Corporation and previously served as a director of BearingPoint, Inc., URS Corporation and United Technologies Corporation. Ms. Bernard received a B.A. degree from St. Lawrence University, an MBA from Fairleigh Dickenson University and an M.S. in management from Stanford University’s Sloan Fellowship Program. Board Committees: Compensation and Management Development Committee and Corporate Governance Committee. Age 54.

Marc N. Casper, Director Since 2009
President and Chief Executive Officer of Thermo Fisher Scientific Inc., or Thermo Fisher, since October 2009. Mr. Casper served as Executive Vice President and Chief Operating Officer of Thermo Fisher from May 2008 until he was named President and Chief Executive Officer. Following the merger of Thermo Electron Corporation and Fisher Scientific International Inc. in November 2006 until he was named Chief Operating Officer in May 2008, Mr. Casper served as Executive Vice President of Thermo Fisher and President of its Analytical Technologies businesses. From December 2003 to November 2006, Mr. Casper served as Senior Vice President of Thermo Electron Corporation. Mr. Casper joined Thermo Electron Corporation in December 2001 as President of its Life and Laboratory Sciences sector. He earned an MBA with high distinction from Harvard Business School and received a B.A. in economics from Wesleyan University. Mr. Casper is a director of Thermo Fisher and previously served as a director of The Advisory Board Company. Board Committees: Compensation and Management Development Committee and Corporate Governance Committee. Age 42.

David C. Dvorak, Director Since 2007
President and Chief Executive Officer of the company since May 1, 2007. Prior to that, Mr. Dvorak served as Group President, Global Businesses and Chief Legal Officer from December 2005. From October 2003 to December 2005, Mr. Dvorak served as Executive Vice President, Corporate Services, Chief Counsel and Secretary, as well as Chief Compliance Officer. Mr. Dvorak was appointed Corporate Secretary in February 2003. He joined Zimmer in December 2001 as Senior Vice President, Corporate Affairs and General Counsel. Mr. Dvorak is a director of the Advanced Medical Technology Association (AdvaMed), the medical device industry’s trade association. Age 46.

Larry C. Glasscock, Director Since 2001
Chairman of WellPoint, Inc. from November 2005 until his retirement in March 2010. Mr. Glasscock also served as President and Chief Executive Officer of WellPoint, Inc. from November 2004 (following the merger between Anthem, Inc. and WellPoint Health Networks Inc.) until his retirement from day-to-day operations in June 2007. Prior to Anthem’s merger with WellPoint Health Networks in November 2004, Mr. Glasscock had served as Anthem’s President and Chief Executive Officer since 2001 and also as Anthem’s Chairman since 2003. Mr. Glasscock is a director of Sprint Nextel Corporation and previously served as a director of WellPoint, Inc. Board Committees: Audit Committee and Compensation and Management Development Committee. Age 61.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

Nominees for Director: 2010 – 2011 Term (continued)

Robert A. Hagemann, Director Since 2008
Senior Vice President and Chief Financial Officer of Quest Diagnostics Incorporated since August 1998. Mr. Hagemann joined Corning Life Sciences, Inc., a subsidiary of Quest Diagnostics’ former parent company, Corning Incorporated, in 1992, where he held a variety of senior financial positions before being named Vice President and Corporate Controller of Quest Diagnostics in 1996. Prior to joining Corning, Mr. Hagemann was employed by Prime Hospitality, Inc. and Crompton & Knowles, Inc. in senior financial positions. He was also previously employed by Arthur Young & Co., a predecessor company to Ernst & Young. Mr. Hagemann holds a B.S. in accounting from Rider University and an MBA from Seton Hall University. Board Committees: Audit Committee (Chair) and Corporate Governance Committee. Age 53.

Arthur J. Higgins, Director Since 2007
Chairman of the Board of Management of Bayer HealthCare AG from January 2006 and Chairman of the Bayer HealthCare Executive Committee from July 2004. Prior to joining Bayer Healthcare, Mr. Higgins served as Chairman, President and Chief Executive Officer of Enzon Pharmaceuticals, Inc. from 2001 to 2004. Prior to joining Enzon Pharmaceuticals, Mr. Higgins spent 14 years with Abbott Laboratories, most recently as President of the Pharmaceutical Products Division from 1998 to 2001. He is a director of Resverlogix Corp. and the Pharmaceutical Research and Manufacturers of America (PhRMA), a member of the Council of the International Federation of Pharmaceutical Manufacturers and Associations (IFPMA) and past President of the European Federation of Pharmaceutical Industries and Associations (EFPIA). Mr. Higgins graduated from Strathclyde University, Scotland and holds a B.S. in biochemistry. Board Committees: Audit Committee and Compensation and Management Development Committee (Chair). Age 54.

John L. McGoldrick, Director Since 2001 and Non-Executive Chairman since 2007
Senior Adviser, International AIDS Vaccine Initiative, or IAVI, since September 2009. Senior Vice President, External Strategy Development, IAVI, from May 2006 until September 2009. Chairman, Association of State Colleges and Universities (NJ) since January 2009. Previously, Mr. McGoldrick served as Executive Vice President of Bristol-Myers Squibb Company from October 2005 until his retirement in April 2006. He held the position of Executive Vice President and General Counsel of Bristol-Myers Squibb from January 2000 to October 2005. Prior to that, he held the position of Senior Vice President, General Counsel and President, Medical Devices Group from December 1998 to January 2000. Mr. McGoldrick is a graduate of Harvard College and the Harvard Law School. Board Committees: Audit Committee, Compensation and Management Development Committee, Corporate Governance Committee (Chair) and Science and Technology Committee. Age 69.

Cecil B. Pickett, Ph.D., Director Since 2008
President, Research and Development of Biogen Idec Inc. from September 2006 until his retirement in October 2009. Prior to joining Biogen Idec, Dr. Pickett held several senior R&D positions, including Corporate Senior Vice President of Schering-Plough Corp. and President of Schering-Plough Research Institute. Prior to joining Schering-Plough, he held several senior R&D positions at Merck & Co. Dr. Pickett received his B.Sc. in biology from California State University at Hayward and his Ph.D. in cell biology from University of California at Los Angeles. Dr. Pickett serves on the Board of Visitors at Columbia University Medical Center. He is also a member of the Institute of Medicine of The National Academy of Sciences. Dr. Pickett previously served as a director of Biogen Idec. Board Committees: Compensation and Management Development Committee, Corporate Governance Committee and Science and Technology Committee. Age 64.

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Current Director Whose Term Expires at the Annual Meeting

Augustus A. White, III, M.D., Ph.D., Director Since 2001
Ellen and Melvin Gordon Distinguished Professor of Medical Education, Professor of Orthopaedic Surgery, and former Master of the Oliver Wendell Holmes Society at the Harvard Medical School and former Professor at the Harvard-MIT Division of Health Sciences and Technology; and Orthopaedic Surgeon-in-Chief, Emeritus, at the Beth Israel Deaconess Medical Center in Boston. Dr. White previously served as the Chief of Spine Surgery at Beth Israel and Director of the Daniel E. Hogan Spine Fellowship Program. He is a graduate of the Stanford University Medical School, holds a Ph.D. from the Karolinska Institute in Stockholm and an A.B. from Brown University, and graduated from the Advanced Management Program at the Harvard Business School. Dr. White is a director of OrthoLogic Corp. (trade name Capstone Therapeutics). Board Committees: Audit Committee, Corporate Governance Committee and Science and Technology Committee (Chair). Age 73.

PROPOSAL 1. ELECTION OF DIRECTORS

Eight directors are to be elected at the meeting for one-year terms ending at the 2011 annual meeting. At the recommendation of the Corporate Governance Committee, the Board has nominated Betsy J. Bernard, Marc N. Casper, David C. Dvorak, Larry C. Glasscock, Robert A. Hagemann, Arthur J. Higgins, John L. McGoldrick and Cecil B. Pickett, Ph.D. for election at this annual meeting. Unless otherwise instructed, the persons named as proxies will vote all proxies received for the election of each of the nominees.
If a nominee is unable or declines to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote for a substitute nominee designated by the Board to fill the vacancy or for the balance of the nominees, leaving a vacancy, or, the Board may reduce its size. The Board has no reason to believe that any of the nominees will be unable or decline to serve if elected.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE EIGHT NOMINEES FOR DIRECTOR.

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PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PwC as our independent registered public accounting firm for 2010. PwC has served as our independent registered public accounting firm since 2001. Representatives of PwC attended all meetings of the Audit Committee in 2009. We expect that representatives of PwC will be present at the annual meeting and will be available to respond to appropriate questions. They will also have an opportunity to make a statement if they desire to do so.
The Audit Committee’s appointment of PwC is being submitted to the stockholders for ratification. If a majority of stockholders voting on the matter do not ratify the selection, the Audit Committee will reconsider its choice taking into consideration the views of the stockholders and may, but will not be required to, appoint a different independent registered public accounting firm.
The following table shows the fees that we paid or accrued for audit and other services provided by PwC for the years 2009 and 2008. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process, described below.

	2009	2008

Audit Fees(1)	$4,233,000	$4,445,000
Audit-Related Fees(2)	63,000	122,000
Tax Fees(3)	387,000	64,000
All Other Fees(4)	6,000	13,000

	$4,689,000	$4,644,000

(1)	This category includes the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of interim financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdictions.

(2)	This category consists of assurance and related services provided by PwC that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include due diligence relating to mergers and acquisitions, employee benefit plan audits, accounting research and consultation and restructuring-related statutory reports for various countries.

(3)	This category consists of tax services provided by PwC for tax compliance, tax advice and tax planning.

(4)	This category consists primarily of software purchases in connection with statutory audits in non-U.S. jurisdictions.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services to be provided to us by our independent registered public accounting firm prior to commencement of services. Mr. Hagemann, Audit Committee Chairman, has the delegated authority to pre-approve such services up to a specified aggregate fee amount. These pre-approval decisions are presented to the full Audit Committee at its next scheduled meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

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EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation and Management Development Committee of the Board of Directors consists of the six directors named below, each of whom meets the independence standards of the Board’s Corporate Governance Guidelines, the New York Stock Exchange listing standards and applicable securities laws.
We reviewed and discussed with management the Compensation Discussion and Analysis that follows this report. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Zimmer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and this proxy statement.
Compensation and Management Development Committee

Arthur J. Higgins, Chairman
Betsy J. Bernard
Marc N. Casper
Larry C. Glasscock
John L. McGoldrick
Cecil B. Pickett, Ph.D.

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis, or CD&A, provides information about our executive compensation program and explains how and why we arrived at the levels and forms of compensation for 2009 for our President and Chief Executive Officer, or CEO, and the other executive officers named in the Summary Compensation Table on page 26. For purposes of this proxy statement, we refer to these officers as our “named executive officers.” This CD&A should be read in conjunction with the Summary Compensation Table and the other compensation tables and narratives included in this proxy statement.
This CD&A explains the philosophy of our executive compensation program, the decision-making process that the Compensation and Management Development Committee of our Board of Directors, which we refer to as the “committee” in the CD&A, follows to set compensation for the named executive officers, and the major elements of compensation that we employ, including the performance measures used to determine incentive compensation. This CD&A also explains the assessments the committee conducted in 2009 to determine whether our executive compensation program was aligned with our pay-for-performance philosophy and consistent with the management of risk within the company.

Our Executive Compensation Program Philosophy

We believe that our employees are critical to the success of our business strategy, and we seek to compensate them in a manner that will drive the success of our business, and, in turn, increase stockholder value on a long-term, sustainable basis. Consistent with this philosophy, we design our executive compensation program to accomplish the following:

•	Attract and Retain an Outstanding and Diverse Leadership Team. We design our compensation program to be competitive with the organizations with which we compete for talent in order to attract, retain and motivate high-performing executives.
•	Pay for Performance. We design our executives’ compensation to reward performance and the achievement of short- and long-term goals to achieve the company’s strategic business plan. As executives assume positions of greater responsibility, a larger portion of their total compensation is at-risk incentive compensation (both annual incentives and long-term incentives) to more strongly link pay to performance.
•	Create Stockholder Alignment. We align the interests of our executive officers with the interests of our stockholders through the use of equity-based incentives and stock ownership guidelines that facilitate a culture of ownership and reward executive officers for sustained and superior performance as measured by operating results and stockholder return.

Overview of How Compensation Decisions are Made

Role of Compensation and Management Development Committee and Input from Management

The committee is comprised entirely of independent directors as required by New York Stock Exchange listing standards and consistent with Securities and Exchange Commission Rule 16b-3. The committee is responsible for determining our executive

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compensation strategies, structure, policies and programs and must specifically approve compensation actions relating to our named executive officers.
When setting compensation for our executive officers, the committee receives input from management and from its compensation consultant, Towers Watson & Co., or Towers Watson. (During 2009, the committee’s consultant was Watson Wyatt Worldwide, which merged with another firm to form Towers Watson & Co. in January 2010.) The committee considers data obtained from general market compensation surveys and from our compensation peer group, discussed below. The committee also reviews tally sheets for our named executive officers and considers other factors, including internal equity.
The committee gives significant consideration to the recommendations of management when setting compensation for our named executive officers other than our CEO. Management’s recommendations include specific amounts for base salaries, target cash incentive opportunities and equity-based awards. These recommendations are developed initially by our human resources personnel with the assistance of Towers Watson. We consider such factors as compensation history, tenure, internal equity, responsibilities and retention concerns to maintain consistency among our executives. These recommendations are then reviewed, and may be changed, by our CEO who also considers his own assessment of the performance of each executive officer other than himself. Our CEO, our Senior Vice President, Global Human Resources and our Vice President, Global Compensation, Benefits and HRIS participate in committee meetings, at the request of the committee, to provide background information and explanations supporting compensation recommendations.
The committee itself is responsible for reviewing the performance of our CEO, without his participation, and determining his compensation. The committee considers the organization’s performance on an operational and financial basis and the committee’s assessment of the CEO’s contributions during the year and overall performance. The committee receives input and recommendations with respect to CEO compensation from Towers Watson.
The committee also reviews and approves actions related to other aspects of compensation that affect employees below the senior executive level, including annual incentive plan performance goals, equity award design, equity value ranges and share pools.

Role of Compensation Consultant

In making its decisions, the committee receives input from Towers Watson. The committee has instructed Towers Watson to provide advice and guidance to the committee on compensation proposals, including changes to compensation levels, the design of incentive plans, the setting of performance goals, and the design of other forms of compensation and benefits programs, as well as relevant information about market practices and trends. Typically, Towers Watson attends committee meetings, reviews existing compensation programs to ensure consistency with our compensation philosophy and current market practices and produces the comparative information derived from peer group and published survey data that the committee reviews when setting compensation. With respect to 2009, Towers Watson’s major activities included:

•	Reviewing and recommending changes to our long-term incentive plan design structure;
•	Reviewing financial goals for the annual and long-term incentive programs;
•	Performing a market review of named executive officer compensation and preparing “tally sheets” that the committee considered when making compensation decisions;
•	Reviewing and recommending changes to the composition of the peer group we use for executive compensation benchmarking purposes;
•	Reviewing current issues and trends in executive compensation;
•	Assisting with executive compensation disclosures for the annual proxy filing;
•	Performing a market review of executive officers’ change in control severance agreements and perquisites;
•	Reviewing the pay-for-performance alignment of our executive compensation programs; and
•	Assessing our executive compensation program and its relationship to organizational risk.
On occasion, management engages the committee’s consultant to perform services outside of executive or director compensation. The following table shows the fees that we paid or accrued for consulting services related to executive or director compensation and all other services provided by Watson Wyatt Worldwide in 2009. All of the services described in the following fee table were approved or ratified by the committee.

2009

Consulting Fees Related to Executive or Director Compensation	$281,815
All Other Fees*	220,978

Total	$502,793

*	This category consists of sales compensation plan design and benchmarking, general market compensation surveys for non-executive level employees and communication services for equity programs.

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The committee believes that Towers Watson’s advice is not influenced by any other economic relationship that the firm might have with us. In making this assessment, the committee considered the following:

•	The committee hired Towers Watson and has the authority to terminate the engagement at any time;
•	Towers Watson’s consultant reports directly to the committee and its Chairman;
•	Towers Watson’s consultant regularly meets with the committee and its Chairman in executive sessions that are not attended by any of the company’s officers;
•	Towers Watson’s consultant has direct access to all members of the committee during and between meetings;
•	Neither Towers Watson’s consultant nor any member of his team participates in any of the other consulting services provided to us by Towers Watson;
•	Towers Watson’s consultant is not compensated or rewarded in any way for the other consulting services provided to us; and
•	The committee has adopted a policy, described in more detail below, under which the committee must approve in advance all consulting services provided to us by Towers Watson and its affiliates.
Pursuant to the committee’s policy, the Towers Watson fee budget for all services to be provided during the fiscal year is presented to the committee for review and approval, generally at the committee’s February meeting. To the extent that a service can be forecasted in advance, approval may be given by the committee as part of the fee budget presented to the committee. With respect to a service that is identified after the budget is approved, the scope and cost of the service are to be provided to the Vice President, Global Compensation, Benefits and HRIS, who will arrange to obtain approval. The committee has delegated to its Chairman the authority to preapprove services to be provided by the committee’s consultant, provided that such services do not exceed an aggregate of $100,000 annually. Any approvals given by the Chairman using this delegation of authority are to be reported to the full committee at its next meeting. Annually, the committee is to receive a report of the total fees we paid to the consultant and its affiliates for executive or director compensation services and all other services.

Use of Compensation Survey Data

In setting named executive officer compensation, the committee considers market data obtained from published compensation survey sources and from our peer group as explained below. In general, the committee targets each major compensation element at levels which approximate a specific percentile of market, based on this data, as follows:

•	Base pay at approximately the 50th percentile;
•	Annual cash incentive opportunities at the target level at approximately the 65th percentile; and
•	Long-term equity-based incentives in the form of stock options, restricted stock units, or RSUs, and other equity-based awards with a value that equates to approximately the 75th percentile.
Using above-median targets for annual cash incentives and equity-based incentives ties a greater proportion of total compensation to the achievement of objective performance measures. The committee’s intention is to provide a total pay opportunity that is comparable to our closest competitors, but which also places a greater emphasis on equity-based compensation. The committee believes that when the actual pay of the named executive officers is dependent upon our financial performance, the interests of the executives are better aligned with those of our stockholders.
Target compensation for individual executive officers may vary from the percentiles shown above based on a variety of factors, such as experience and time in the position, criticality of the role and difficulty of replacement, retention concerns, individual performance and expected future contributions, readiness for promotion to a higher level and, in the case of externally recruited named executive officers, compensation earned at a prior employer. Actual incentive plan payouts and, in turn, total realized compensation, may vary above or below the targeted level based on our performance relative to our corporate financial and strategic goals as well as our stock price performance.
The committee assessed whether our 2009 compensation was consistent with the compensation philosophy explained above by asking Towers Watson to conduct a market review. The committee reviewed an analysis of 2009 compensation for each executive officer, including base salary, annual cash incentive, annual cash compensation (base salary plus annual cash incentive) and long-term incentive compensation. This information was then compared to competitive pay level compensation collected from our peer group, discussed below, and from published compensation surveys. The market review revealed that the base salaries of our executive officers for 2009 were generally consistent with the published survey medians, while the base salaries of our CEO and our Chief Financial Officer, or CFO, continued to be below the peer group median. The market review also found that the target total cash compensation of our executive officers for 2009 was generally consistent with the 65th percentile of the published survey data, while the target total cash compensation of our CEO, our CFO and our Senior Vice President and Chief Scientific Officer were below the 65th percentile of the peer group. Finally, the market review showed that the target long-term incentive grants to each of our named executive officers, based on grant date fair value, was above the 75th percentile of the published survey data, below the 75th percentile of the peer group and, in the case of our CEO and our Chairman, Europe, Middle East and Africa, below the median of the peer group.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

Use of Peer Group Data

The committee utilizes compensation data for a peer group of eleven companies to assess named executive officer compensation levels, equity usage and incentive plan design and for performance comparisons. The peer group data is used as one of several inputs the committee considers when making compensation determinations. The committee selected this peer group with the assistance of Towers Watson. The peer group consists of U.S. headquartered publicly traded companies, including companies with whom we compete for business and for executive talent and other large bio-medical manufacturers.
The committee routinely reviews the continuing relevancy of the companies in the peer group and makes changes as circumstances warrant. At the time the committee made compensation decisions for 2009, the peer group consisted of the following companies:

• C.R. Bard, Inc.	• Genzyme Corporation
• Baxter International Inc.	• Medtronic, Inc.
• Becton, Dickinson and Company	• St. Jude Medical, Inc.
• Biogen Idec Inc.	• Stryker Corporation
• Boston Scientific Corporation	• Thermo Fisher Scientific Inc.
• Covidien Ltd.
In May 2009, the committee reviewed the existing peer group with the assistance of Towers Watson, taking into consideration business focus, market capitalization, revenues, net income and the public availability of compensation and financial performance information. The committee revised the composition of the peer group by removing Baxter International Inc., Biogen Idec Inc. and Genzyme Corporation and adding Beckman Coulter, Inc., Hospira, Inc. and Quest Diagnostics Incorporated. Accordingly, the peer group currently consists of the following companies:

• C.R. Bard, Inc.	• Medtronic, Inc.
• Beckman Coulter, Inc.	• Quest Diagnostics Incorporated
• Becton, Dickinson and Company	• St. Jude Medical, Inc.
• Boston Scientific Corporation	• Stryker Corporation
• Covidien Ltd.	• Thermo Fisher Scientific Inc.
• Hospira, Inc.

Internal Equity Considerations

The committee reviews the relative pay differences for different executive officers considering not only the market targets described above, but also the responsibilities of the executive, including the nature of the executive’s duties, number of direct reports and other factors, as well as the executive’s tenure and experience in his or her current position, expected future contributions, retention concerns, local market practice for executives outside the United States and compensation earned at prior employers for external recruits. The committee believes that the position of CEO has the greatest opportunity to impact our performance and to ensure that our most senior executives exhibit the behavior necessary to meet our business and compliance objectives. Accordingly, the committee has historically set total target cash compensation (base salary plus target bonus opportunity) for the CEO at a multiple of the total compensation of the next most highly compensated executive officer. Since 2007, the next most highly compensated executive officer after the CEO in terms of total target cash compensation has been the Chairman, Europe, Middle East and Africa. Based in Italy, he is responsible for the sales, marketing and distribution of our products in the European, Middle Eastern and African regions. He has served in his current position since 2003 and has served in senior executive roles with us for 20 years.
In 2007, our new CEO was promoted from another position within the company. He had not been one of our executive officers for as long as his predecessor and, as a result, the historic difference between the compensation of the CEO and that of the other executive officers has been significantly compressed. As part of the market review described above, the committee requested Towers Watson to compare our CEO’s target cash and direct compensation with the average target cash and direct compensation of our other named executive officers. We refer to this relationship as the CEO pay multiple. The committee asked Towers Watson to compare our CEO pay multiple to the CEO pay multiple of each of the companies in our peer group. This comparison revealed that our CEO pay multiple using target total cash compensation (base salary plus target bonus opportunity) was below the 25th percentile of the peer group. The comparison also showed that our CEO pay multiple using target direct compensation (target total cash compensation plus target long-term incentive grant value) was below the 50th percentile of the peer group.

Use of Tally Sheets

The committee annually reviews tally sheets prepared by its consultant for each of our named executive officers. These tally sheets detail the value of each element of the executive’s compensation for the current and four previous years. The tally sheets

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

serve as a concise historical summary of total compensation and benefits. They also reflect the current realizable value of vested equity awards as well as the value of unvested equity awards. The tally sheets assist the committee in understanding the levels of executive compensation that have been, and are being, received by our named executive officers. They also assist the committee in analyzing the potential wealth creation of long-term incentive awards and the retentive value of unvested equity awards.

Major Elements of Compensation

There are three major elements of our executive compensation program: base salary, annual cash incentives and long-term equity-based incentives. Our retirement plans and welfare benefits are generally available to all employees, including our named executive officers, and we also provide a limited range of perquisites or other benefits.

Base Salary

We use base salary to provide a fixed component of compensation to our named executive officers, as a recruiting and retention tool and to recognize individual performance and responsibility through annual merit reviews and promotional increases. As explained above, an executive’s base salary may vary from the 50th percentile of market due to the nature of his or her responsibilities, individual performance, tenure, internal equity, retention concerns and other factors. The salaries earned by our named executive officers appear in the Summary Compensation Table under the “Salary” column. The narrative discussion following the Summary Compensation Table provides further information regarding 2009 base salary increases for each named executive officer.

Annual Cash Incentives

We provide annual incentive compensation in the form of a market-competitive, performance-based cash bonus to focus our executives on pre-set objectives each year and drive specific behaviors that foster short-term and long-term growth and profitability. We use our Executive Performance Incentive Plan, or EPIP, for this purpose. Each executive officer is eligible for an annual award opportunity in an amount based upon a percentage of his or her base salary. The executive officers believed to have the greatest responsibility for our overall performance in the coming year are assigned the highest percentages so that more of their total compensation is tied to achievement of objective performance measures.
The performance objectives used in the EPIP are established by the committee at the beginning of each year. In recent years, the committee has set specific goals for three performance measures — adjusted earnings per share (weighted at 50%), consolidated revenue (weighted at 25%) and consolidated free cash flow (weighted at 25%) — derived from the operating plan approved by the Board for that year. This allocation is consistent with the committee’s belief that earnings per share is the performance measure that correlates most directly with stockholder value.
Actual payouts under the EPIP depend upon the extent to which we achieve the performance measure goals. Payouts generally range from 0% of a specified percentage of base salary if we fail to achieve at least 85% of the goal, to a maximum of 200% of the specified percentage if we achieve 120% or more of the goal. Payouts cannot exceed two times the specified percentage of base salary. For 2009, in light of the continuing deterioration in the global economy and in an effort to drive a focus on improved financial performance, the committee reduced the payout percentages associated with below-target performance. Our actual performance against the targets set by the committee was as follows:

Performance Metric	Target	Actual

Adjusted Earnings Per Share*	$4.13	$3.94
Consolidated Revenue**	$4.163 billion	$3.996 billion
Consolidated Free Cash Flow	$621 million	$889 million

*	Calculated for this purpose by excluding the effects of the following from earnings per share as computed under generally accepted accounting principles: inventory step-up, acquisition, integration, realignment and other expenses, the provision for certain Durom® Acetabular Component product claims in the U.S., goodwill impairment, net curtailment and settlement and the tax benefit related to the 2007 civil settlement with the U.S. government.

**	Actual 2009 Consolidated Revenue of $4.095 billion was reduced for this purpose to exclude the favorable effect of foreign currency translation in excess of budget.
As a result, the EPIP payout percentage applicable to our named executive officers for 2009 was 91.9% of their target awards. The dollar amount of the EPIP payout to each of our named executive officers for 2009 appears in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Additional information about the EPIP appears in the narrative discussion that follows the Summary Compensation Table. In addition, the annual EPIP opportunity for each named executive officer appears in the Grants of Plan Based Awards in 2009 table under the heading “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.”

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

Equity-Based Incentives

Historically, the committee has made annual awards of long-term incentive compensation opportunities to management-level employees, including our named executive officers. These awards have included stock options, restricted stock, performance shares and performance-based RSUs. We believe the ownership stake provided by these equity-based incentives when combined with the multiple-year vesting or performance periods aligns our executives’ interests with the interests of our stockholders and promotes executive retention. The awards are made under our stockholder-approved equity-based incentive plans.
The committee routinely reconsiders the design of our long-term incentive compensation program with Towers Watson’s assistance and considers emerging market trends, the incentive compensation practices of our peer companies and the impact of outstanding equity awards. For 2009, the committee decided to change the mix of equity-based awards granted to the named executive officers from stock options only to a mix of stock options and performance-based RSUs that combined achievement of objective performance goals with multi-year vesting requirements.
In 2009, the committee changed from a fixed-share to a value-based approach in determining equity-based awards to the named executive officers. The committee believed that the change would reduce unintended variability in the value of awards resulting from fluctuations in our stock price. Based on competitive compensation data and the market targets described above, the committee first determined the value of the awards to be granted. Then, using valuation methods determined by the committee in consultation with Towers Watson, the award was allocated into stock options and performance-based RSUs.
The committee determined that, subject to the limit on full value awards under our 2006 Stock Incentive Plan, the named executive officers should receive approximately fifty percent of the value of their total annual equity-based award in stock options that vest ratably over a four-year period, and approximately fifty percent in performance-based RSUs that are also subject to time-based vesting requirements. Due to the limit on full value awards under the plan, the named executive officers received approximately sixty percent of the value of their total equity-based award in stock options and approximately forty percent in performance-based RSUs.
Stock Options.  We believe stock options are an effective means to align the interests of executives with those of our stockholders because stock options only have value if our stock price increases after the stock options are granted. Our stock options vest at the rate of one-fourth per year over four years, beginning one year from the grant date, and expire ten years from the grant date. The exercise price for the stock options is based on the average of the high and low sales prices of our stock on the grant date. The grant date fair value of the stock options awarded to our named executive officers appears in the Summary Compensation Table under the “Option Awards” column.
Performance-based RSUs.  The performance-based RSUs granted to the named executive officers in 2009 could have been earned based upon the extent to which we achieved the performance measure set by the committee. The committee chose adjusted earnings per share as the sole performance measure for this component of the 2009 equity-based award because it believed this performance measure would correlate most closely with the creation of stockholder value. Before selecting this performance measure, the committee considered the fact that adjusted earnings per share is also one of the three performance measures used in the EPIP and discussed the potential impact of utilizing the same performance measure under both plans. The committee ultimately decided that it was appropriate to tie the performance-based RSU component of the equity-based award to the achievement of this measure. The target approved by the committee and our actual 2009 performance are set forth above under “Annual Cash Incentives.” As a result of our actual 2009 performance, approximately 84.66% of the target number of each named executive officer’s 2009 performance-based RSUs were earned. One-third of these earned RSUs will vest in each of 2011, 2012 and 2013, contingent on the executive’s continued employment through the applicable vesting date. The grant date fair value of the performance-based RSUs awarded to our named executive officers appears in the Summary Compensation Table under the “Stock Awards” column.
Grant Practices.  The committee has traditionally approved equity-based awards to named executive officers at approximately the same time each year. For 2009, the committee approved awards in January 2009 with a grant date in February 2009 following the release of our fourth quarter and full-year 2008 earnings.
The committee typically delegates authority to our CEO to grant a limited number of equity-based awards for purposes of attracting new employees, rewarding superior employee performance and recognizing exceptional effort and commitment as he deems appropriate from time to time. He is not authorized to grant awards to executive-level employees or new hires for executive-level positions. The aggregate number of shares underlying all such grants by the CEO during 2009 was limited to 175,000. The CEO subsequently reports any such grants he makes to the committee.
We do not backdate stock options or issue stock options with exercise prices below the fair market value of our common stock on the grant date. We do not purposely schedule grant dates to precede the release of favorable information or follow unfavorable disclosures.
Under the terms of our management stock incentive plan and corresponding award agreements, the vesting of stock options held for at least one year accelerates upon the employee’s retirement or reaching age 60. In the case of retired employees, the options remain exercisable for the original option term. For employees 60 or older, if the employee’s employment ends for a reason other than retirement as defined in the plan, the employee will have three months from the date of termination to

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

exercise. We believe these practices enhance the effectiveness of stock options granted to more experienced employees. The committee does not consider these accelerated vesting practices when it determines the type or number of awards granted to a particular employee in any given year.
We require management-level employees, including all of the named executive officers, to sign a non-competition agreement as a condition of receiving an equity award. In addition, the award agreement provides that, if the employee breaches the non-competition agreement, the committee may require the employee to forfeit his or her award, even if vested. To the extent an award has previously been exercised or becomes non-forfeitable, the committee may require the employee to return any shares of common stock he or she received upon the exercise or cash proceeds received upon sale.

Other Compensation

Retirement and Other Post-Employment Benefits.  Named executive officers based in the U.S. may be eligible to participate in our 401(k) savings and investment plan, or SIP, the benefit equalization plan, or BEP/SIP, that supplements the SIP, our defined benefit pension plan, or RIP, and the benefit equalization plan, or BEP/RIP, that supplements the RIP. We originally established these plans in 2001 to maintain levels of benefits consistent with those of our former parent. We have continued to offer these plans in an effort to remain competitive with market practices, retain talented employees, assist employees in preparing for retirement, provide income to employees following retirement and, in the case of the benefit equalization plans, provide benefits to eligible executives that are comparable, as a percentage of compensation, to benefits provided to employees whose compensation is not subject to limits under U.S. law. We believe that the total retirement benefits we provide are comparable to the retirement benefits provided by other companies within the medical device and biotech industries. The RIP and the BEP/RIP are only available to executives hired before September 2, 2002. This was taken into account when we determined to provide enhanced benefits to affected employees under our SIP. Additionally, the cost of providing retirement benefits generally affects decisions regarding the types and amounts of other compensation and benefits that we may offer our employee population as a whole, but the provision of, or a named executive officer’s accumulated benefit under, our retirement plans generally does not affect decisions regarding the types or amounts of other compensation paid to that named executive officer in a given year. These plans are discussed in greater detail in the narrative following the Pension Benefits in 2009 table.
Employment and Change in Control Severance Agreements.  We do not have employment agreements with any of our named executive officers. However, we have entered into change in control severance agreements with each of them. These agreements are intended to maintain continuity of management, particularly in the context of a transaction in which we undergo a change in control. These agreements are “double triggered,” which means that an executive is only entitled to severance payments if (1) we experience a change in control as defined in the agreement and (2) the executive’s employment with us is terminated. The committee believes that it is appropriate to provide the named executive officers with the specified severance in the event that their employment is terminated in connection with a change in control or their position is modified in such a way as to diminish their compensation, authority or responsibilities. See “Change in Control Arrangements” in the narrative discussion following the Potential Payments upon Termination of Employment table for a more detailed description of the material terms of these agreements.
In the summer of 2009, at the committee’s request, Towers Watson reviewed our change in control severance agreements in light of current market practices and emerging trends. This review revealed that our agreements were generally consistent with both current practices and emerging trends. The committee directed Towers Watson specifically to analyze the market prevalence of tax “gross-up” provisions, both within S&P 500 companies and within our compensation peer group. The committee considered the rationales for and against tax gross-up provisions, the increasing trend toward the reduction or elimination of tax gross-up protections and data demonstrating the continued prevalence of tax gross-up provisions among companies in our peer group and the S&P 500. Following this review, the committee decided that any change in control severance agreement that we enter into with newly hired or promoted executive officers after July 2009 will not contain any tax gross-up provisions. However, the committee did not make any changes in our existing change in control severance agreements at this time.
Severance Benefits (Unrelated to a Change in Control).  We maintain a severance plan applicable to all U.S.-based salaried employees. The plan provides compensation to employees in the event of an involuntary termination without cause, based primarily on the employee’s years of service with the company. At the time of Mr. Throdahl’s termination of employment, the committee reviewed the benefits that would be payable to him under the severance plan. The committee also reviewed information regarding general market and peer group practices with respect to severance benefits paid to executive-level employees. Following this review and after consultation with Towers Watson, the committee determined that it was appropriate to provide an enhanced severance benefit to Mr. Throdahl. The severance benefit provided to Mr. Throdahl, which appears in the “All Other Compensation” column of the Summary Compensation Table for Mr. Throdahl’s 2009 compensation, was equal to approximately one-half of his annual base salary. Based on the market and peer group data reviewed by the committee, this amount correlates to the bottom of the range of severance benefits typically provided to executive-level employees in the event of involuntary termination without cause. Mr. Throdahl was required to sign a general release of claims as a condition to receipt of this benefit and he continues to be bound by the terms of his non-competition agreement with the company.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

Disability Compensation.  Named executive officers based in the U.S. may participate in the Restated Zimmer, Inc. Long-Term Disability Income Plan for Highly Compensated Employees. This plan is funded from our general assets and individual disability insurance policies we pay for. The plan provides disability benefits, as a percentage of total compensation, that are comparable to benefits provided to employees whose compensation is not limited for purposes of determining benefits payable under our base long-term disability insurance plan.
Perquisites.  We provide executive officers with a limited range of perquisites or other benefits not generally available to all salaried employees. These include the BEP/SIP, the BEP/RIP and the long-term disability income plan discussed above. We do not provide executives with company cars or car allowances unless they are living overseas and such practices are consistent with local market practice. Non-business use of our aircraft is limited and infrequent. No named executive officer used our aircraft for non-business purposes during 2009.
In the summer of 2009, at the committee’s request, Towers Watson reviewed our existing perquisite program in light of current market practices and emerging trends. This review revealed that, compared to our compensation peer group and general market practice, our perquisites were minimal and consistent with current market trends of decreased perquisite offerings. The committee believes that our executive compensation program’s emphasis on performance-based compensation, rather than on entitlements such as perquisites, is consistent with our compensation philosophy.
We provide all management-level employees who relocate their principal residence at our request with benefits provided under our relocation assistance program, including, for example, reimbursement of temporary housing and moving expenses. We provided relocation assistance to Mr. McCaulley in connection with his relocation from Pennsylvania to Indiana when we hired him as President, Zimmer Reconstructive. Significant declines in home values had occurred since the time Mr. McCaulley purchased his Pennsylvania residence. Under these circumstances and, to facilitate his hiring, the committee approved a special loss-on-sale benefit not to exceed $250,000 to compensate Mr. McCaulley for a portion of the loss he incurred on the sale of his Pennsylvania residence. This amount was approved by the committee after consultation with Towers Watson and as part of the negotiation of Mr. McCaulley’s pay package. This amount is reflected in the “All Other Compensation” column of the Summary Compensation Table for Mr. McCaulley’s compensation. Mr. McCaulley did not receive tax gross-up assistance related to this payment and is responsible for all applicable taxes. Mr. McCaulley must repay this loss-on-sale benefit to the company in the event he voluntarily resigns or is terminated for cause within two years of receipt of the benefit.

Three-Year Pay-for-Performance Alignment

At the committee’s request, in the fall of 2009 Towers Watson examined the pay-for-performance alignment of our executive compensation programs. Specifically, Towers Watson assessed the extent to which the value delivered to the named executive officers under our executive compensation programs was aligned with our financial performance over the three-year period ended December 31, 2008. With respect to that three-year period, Towers Watson reviewed:

•	our historical performance in terms of total stockholder return and the three metrics used in our annual incentive plan — adjusted earnings per share, consolidated revenue and consolidated free cash flow;
•	our executives’ pay opportunity in terms of base salary and the target value at the date of grant of annual cash incentives and long-term equity-based incentives;
•	our executives’ realizable pay in terms of base salary earned, annual cash incentives earned, the value of in-the-money stock options granted in the period, the market value of RSUs granted in the period and the market value of performance-based awards earned for performance during the period;
•	the ratio of realizable pay to pay opportunity, using a ratio of 100% to indicate that actual compensation earned was equal to the target value of compensation at the date of grant; and
•	the value sharing ratio, or the ratio of realizable pay to the value created by management (as measured by revenue, net income and market capitalization).
The analysis revealed that the executives’ realizable pay was strongly aligned with both our total stockholder return and our financial performance. Specifically, for the three-year period ended December 31, 2008, we performed at the 10th percentile of the peer group for total stockholder return, at the 41st percentile for earnings per share growth, and in the bottom quartile of the peer group for revenue and free cash flow growth. On a composite basis, we performed at the 10th percentile of the peer group, while the realizable pay of our named executive officers over the three-year period was at the 17th percentile of our peer group.
Further, the relationship between realizable pay and pay opportunity, as well as the value sharing ratios, each supported the conclusion that our incentive programs were operating as intended and were aligned with our performance. While our target pay opportunity was at the 75th percentile of the peer group over the three-year period, the realizable pay (amounts actually earned) was approximately 30% of pay opportunity, the lowest in our peer group, predominantly due to the effect of underwater stock option awards, unearned performance-contingent equity awards and below-target bonus plan achievement. In addition, the ratio of realizable pay to revenue/earnings/market capitalization was in the bottom quartile of our peer group, which was consistent with our performance during that period.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

Executive Compensation Risk Assessment

At the committee’s request, in the fall of 2009 Towers Watson assessed our executive compensation program and its relationship to organizational risk from two perspectives — a qualitative view focused on various design features/characteristics of our executive compensation program, and a quantitative view using the results of the firm’s research and its PayRiskScore measurement tool to identify certain elements of CEO compensation design that strengthen or weaken the alignment between realizable pay levels and organizational risk. The firm’s assessment was intended to serve as a diagnostic tool for assessing executive compensation risk; it focused on our senior executive compensation practices and did not examine compensation at other levels or divisions of the organization. However, the components of our senior executive compensation program are part of our global compensation structure, and the majority of the compensation policies or practices that apply to other levels of our employees or to any of our subsidiaries or divisions are included in our senior executive compensation program.
The qualitative analysis revealed that our executive compensation practices did not have any design features that would promote excessive or undue risk-taking on the part of our executives. Further, the quantitative assessment indicated that our executive compensation program has very limited risk aggravators and numerous risk mitigators and that our PayRiskScore was within an acceptable range and well above general industry and healthcare industry averages.

Executive Stock Ownership Guidelines

The named executive officers must meet stock ownership guidelines set by the Board. The committee oversees compliance with these guidelines and periodically reviews the guidelines. The guidelines require our CEO to own shares with a value equal to at least five times his base salary and the other named executive officers to own shares with a value equal to at least three times their base salary. All shares owned by the officer count toward these guidelines, including shares owned indirectly, shares held in our employee stock purchase plan, as well as restricted shares, RSUs and performance-based RSUs (at the target award level). In addition, one-half of the unrealized gain on vested stock options is counted toward these guidelines. All named executive officers are currently in compliance with the guidelines or are pursuing plans that will enable them to achieve compliance within the five-year time frame prescribed in the guidelines. We have approved procedures by which every executive officer must obtain clearance prior to selling any shares of our common stock, in part to ensure no executive falls out of compliance with the stock ownership guidelines.
In addition, we have policies in place to prevent executive officers from hedging the economic risk of ownership of our common stock.

Other Compensation Practices

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code, or the Code, limits the deductibility of compensation paid to the most highly-compensated executive officers of U.S. public companies to $1,000,000 per year unless the compensation qualifies as performance-based. The committee’s policy is to take into account Section 162(m) in establishing compensation of our named executive officers. However, the deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive’s exercise of previously granted awards. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond our control also can affect deductibility of compensation. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to that sum which is deductible under Section 162(m) of the Code. In 2009, the impact of the Section 162(m) limitation on our after-tax compensation expense was not material.
The EPIP and our equity-based incentive plans contain performance-based conditions and have been approved by stockholders so that payments under those plans can qualify as performance-based compensation. We will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with our compensation policies and what we believe is in the best interests of our stockholders.

Financial Statement Restatements and Potential Impact on Compensation of Executive Misconduct

Section 302 of the Sarbanes-Oxley Act of 2002 provides that, in the event that a U.S. public company is required to prepare an accounting restatement due to the material noncompliance of the company, as a result of misconduct, with any financial reporting requirement under the securities laws, the chief executive officer and chief financial officer must reimburse the company for (1) any bonus or other incentive-based or equity-based compensation received by that person from the company during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement; and (2) any profits realized from the sale of securities of the company during that 12-month period.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

We have not adopted a formal policy with respect to the recovery of compensation in the event of a financial statement restatement, as a result of misconduct, that is broader than the statutory requirements. However, if the Board determines that a named executive officer has engaged in fraudulent or intentional misconduct, the Board may take a range of actions to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include (1) termination of employment; (2) initiation of a lawsuit to recover damages resulting from the misconduct; and (3) if the misconduct resulted in a significant restatement of our financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.
The committee, with the assistance of Towers Watson, is monitoring legislative and regulatory developments and market trends with respect to compensation recovery policies and is expected to evaluate whether adoption of such a policy that is broader than the statutory requirements is in the best interests of the company and our stockholders.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

Executive Officer Compensation Tables and Notes
The following tables set forth information regarding compensation paid to our CEO, our CFO and each of our three other most highly compensated executive officers based on total compensation earned, excluding increases in pension value, for 2009. The tables also provide compensation information with respect to a former executive officer who would have been among the three other most highly compensated executive officers if he had been serving as an executive officer as of December 31, 2009.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary		Awards(1)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	Total
Name and Principal Position	Year	($)		($)	($)	($)	($)	($)	($)
(a)	(b)	(c)		(e)	(f)	(g)	(h)	(i)	(j)

David C. Dvorak	2009	787,067		1,542,083	3,565,427	831,812	316,132	40,631	7,083,152
President and	2008	742,308		—	4,754,000	691,350	239,814	38,977	6,466,449
Chief Executive Officer	2007	605,731		5,380,870	3,824,650	409,889	125,367	39,836	10,386,343
James T. Crines	2009	475,083		538,951	1,247,179	327,451	288,850	26,937	2,904,451
Executive Vice President,	2008	456,340		—	1,671,525	274,078	236,777	26,193	2,664,913
Finance and Chief Financial	2007	381,923		2,297,267	1,557,250	162,182	134,430	18,843	4,551,895
Officer
Bruno A. Melzi	2009	577,538	(6)	462,625	1,069,468	344,992 (6)	73,764 (6)	83,947 (6)	2,612,334
Chairman, Europe,	2008	586,114	(6)	—	1,231,650	301,731 (6)	75,281 (6)	206,113 (6)	2,400,889
Middle East and Africa	2007	523,415	(6)	906,550	1,294,650	193,403 (6)	67,140 (6)	457,225 (6)	3,442,383
Jeffery A. McCaulley	2009	500,000		462,625	1,069,468	321,650	—	285,524	2,639,267
President, Zimmer Reconstructive
Cheryl R. Blanchard, Ph.D.	2009	400,618		308,417	712,445	239,309	113,064	22,598	1,796,451
Senior Vice President and	2008	384,865		—	879,750	198,129	109,643	21,290	1,593,677
Chief Scientific Officer
Mark C. Throdahl(7)	2009	214,802		462,625	1,069,468	—	—	272,017	2,018,912
Former Group President, Global Businesses

(1)	Represents the grant date fair value of stock awards determined in accordance with Accounting Standards Codification Topic 718, or ASC 718 (formerly known as SFAS 123(R)). For a discussion of the assumptions made in the valuation of the stock awards, see Note 3 to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2009 and December 31, 2007. The 2009 stock awards consist of performance-based RSUs. The 2007 stock awards consist of restricted stock, performance-based RSUs and RSUs. With respect to performance-based RSUs, amounts represent the grant date fair value based upon the probable outcome (as of the grant date) of the performance conditions. The following table presents the grant date fair value of the performance-based RSUs included in the “Stock Awards” column for 2009 and 2007 and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved:

	2009 Performance-Based RSU Awards		2007 Performance-Based RSU Awards
	Grant Date Fair Value	Grant Date Fair Value	Grant Date Fair Value	Grant Date Fair Value
	(Based on Probable	(Based on Maximum	(Based on Probable	(Based on Maximum
Name	Outcome) ($)	Performance) ($)	Outcome) ($)	Performance) ($)

David C. Dvorak	1,542,083	2,570,139	829,616	5,018,850
James T. Crines	538,951	898,251	194,072	1,174,059
Bruno A. Melzi	462,625	771,042	—	—
Jeffery A. McCaulley	462,625	771,042	—	—
Cheryl R. Blanchard, Ph.D.	308,417	514,028	—	—
Mark C. Throdahl	462,625	771,042	—	—

(2)	Represents the grant date fair value of option awards determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our stock options, see Note 3 to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2009, December 31, 2008 and December 31, 2007.

Option awards granted to the named executive officers in 2008 and 2007 had no intrinsic value as of December 31, 2009. The closing price of our common stock on December 31, 2009 as reported by the New York Stock Exchange was $59.11. The exercise prices of option awards in 2008 and 2007 range from $76.33 to $88.76. These option awards will have no intrinsic value until our stock price increases above these levels.

(3)	Amounts reported consist solely of awards made under the EPIP. We provide more information regarding the EPIP above under “Compensation Discussion and Analysis — Major Elements of Compensation — Annual Cash Incentives” and in the narrative discussion following the Summary Compensation Table below.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

(4)	Amounts reported consist of the following:

	RIP Aggregate	BEP/RIP Aggregate	Aggregate Change in
	Change in Actuarial	Change in Actuarial	Actuarial Present Value of
	Present Value of	Present Value of	Accumulated Benefit under
	Accumulated	Accumulated	Trattamento Fine Rapporto,
Name	Benefit($)(a)	Benefit($)(a)	an Italian pension plan($)	Total($)

David C. Dvorak
2009	19,114	297,018	—	316,132
2008	40,345	199,469	—	239,814
2007	24,130	101,237	—	125,367
James T. Crines
2009	33,277	255,573	—	288,850
2008	57,997	178,780	—	236,777
2007	36,073	98,357	—	134,430
Bruno A. Melzi
2009	—	—	73,764 (b)	73,764	(b)
2008	—	—	75,281 (c)	75,281	(c)
2007	—	—	67,140 (d)	67,140	(d)
Jeffery A. McCaulley(e)
2009	—	—	—	—
Cheryl R. Blanchard, Ph.D.
2009	19,037	94,027	—	113,064
2008	44,766	64,877	—	109,643
Mark C. Throdahl(e)
2009	—	—	—	—

(a)	Amounts represent the change in the actuarial present value of the accumulated benefit under the RIP and the BEP/RIP from December 31, 2008 to December 31, 2009, December 31, 2007 to December 31, 2008, and from December 31, 2006 to December 31, 2007, respectively. The accumulated benefit is the benefit to which the executive would be entitled had he or she terminated employment as of December 31 of such year and elected to commence his or her benefit at the earliest age at which he or she would receive an unreduced benefit, assuming he or she had met the eligibility conditions, payable as a monthly benefit for as long as the executive lived. The expected benefit payments are discounted using interest and mortality assumptions to produce the present value of the accumulated benefit as of December 31 of such year. With respect to the RIP, the assumed interest rates for 2009, 2008 and 2007 are 6.26%, 5.79% and 6.16%, respectively, and the mortality assumption for each year is based on the 1994 Group Annuity Mortality Tables for men and women. With respect to the BEP/RIP, the assumed interest rates are 2.35% for the first 5 years, 5.65% for the next 15 years and 6.45% for years above 20 and the mortality assumption is based on the 2010 IRS mortality table.

(b)	Amount represents the increase in the actuarial present value of the accumulated benefit from December 31, 2008 to December 31, 2009 calculated in Euros for the period, with the difference converted to U.S. Dollars using the average exchange rate for 2009 of 1 EUR = 1.3930 USD.

(c)	Amount represents the increase in the actuarial present value of the accumulated benefit from December 31, 2007 to December 31, 2008 calculated in Euros for the period, with the difference converted to U.S. Dollars using the average exchange rate for 2008 of 1 EUR = 1.47154 USD.

(d)	Amount represents the increase in the actuarial present value of the accumulated benefit from December 31, 2006 to December 31, 2007 calculated in Euros for the period, with the difference converted to U.S. Dollars using the average exchange rate for 2007 of 1 EUR = 1.36662 USD.

(e)	Messrs. McCaulley and Throdahl are not eligible to participate in our defined benefit pension plans.

(5)	Amounts reported for 2009 consist of the following:

	Mr. Dvorak	Mr. Crines	Mr. Melzi(6)	Mr. McCaulley		Dr. Blanchard	Mr. Throdahl

Company contributions to the SIP	$11,025	$11,025	$—	$3,162		$11,025	$9,631
Company contributions to the BEP/SIP	24,393	10,354	—	—		7,003	—
Company-paid life insurance premiums	2,400	2,191	—	2,400		1,865	2,160
Company-paid long-term disability insurance premiums	2,813	3,367	—	1,048		2,705	353
Severance benefits	—	—	—	—		—	233,000	(a)
Relocation	—	—	—	278,914	(b)	—	—
Holiday and unused vacation pay	—	—	43,315	—		—	26,873
Company-paid supplemental health insurance premiums and claims	—	—	2,090	—		—	—
Annual medical check-up	—	—	1,268	—		—	—
Company contributions to Fondo Mario Negri, an Italian pension plan	—	—	11,260	—		—	—
Incremental cost of company-provided automobile	—	—	26,014	—		—	—
Total	$40,631	$26,937	$83,947	$285,524		$22,598	$272,017

(a)	This amount represents a lump-sum severance payment equal to 26 weeks’ salary in connection with the termination of Mr. Throdahl’s employment.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

(b)	This amount includes a loss-on-sale benefit of $250,000 to compensate Mr. McCaulley for a portion of the loss he incurred on the sale of his principal residence and $28,914 paid in connection with Mr. McCaulley’s relocation. We provide additional information on the loss-on-sale benefit above under “Compensation Discussion and Analysis — Major Elements of Compensation — Other Compensation — Perquisites.”

(6)	Mr. Melzi’s compensation is paid in Euros and has been converted to U.S. Dollars for purposes of this table (a) for 2009 compensation, using the average exchange rate for 2009 of 1 EUR = 1.3930 USD; (b) for 2008 compensation, using the average exchange rate for 2008 of 1 EUR = 1.47154 USD, and (c) for 2007 compensation, using the average exchange rate for 2007 of 1 EUR = 1.36662 USD.

(7)	Mr. Throdahl’s employment terminated effective June 12, 2009. He forfeited all stock and option awards reported in this table upon termination of his employment.

Narrative Discussion

The following narrative provides additional information with respect to the compensation reported in the Summary Compensation Table.
2009 Base Salaries.  The 2009 base salaries for the named executive officers were as follows:

		Percentage
Name	2009 Base Salary	Increase from 2008

David C. Dvorak	$787,500	5.0%
James T. Crines	$475,300	4.1%
Bruno A. Melzi(1)	$577,538	4.1%
Jeffery A. McCaulley	$500,000	0.0%
Cheryl R. Blanchard, Ph.D.	$400,800	4.1%
Mark C. Throdahl(2)	$465,800	3.5%

(1)	Mr. Melzi’s compensation is paid in Euros and has been converted to U.S. dollars for purposes of this table using the average exchange rate for 2009 of 1 EUR = 1.3930 USD.

(2)	Mr. Throdahl’s employment terminated effective June 12, 2009.
2009 EPIP Target Award Opportunities.  The 2009 target EPIP award opportunities for the named executive officers were 115% of base salary for Mr. Dvorak; 75% of base salary for Mr. Crines; 70% of base salary for Mr. McCaulley and 65% of base salary for each of Dr. Blanchard and Mr. Melzi. Mr. Throdahl forfeited his award opportunity, which had been set at 70% of base salary, upon termination of his employment.
The goals for the performance measures used in the EPIP for 2009 were set by the committee in February 2009 on the basis of the 2009 operating plan approved by the Board of Directors. Actual payouts could range between 0% and 200% of the specified percentage of the executive’s base salary based upon actual 2009 performance.
The following are the performance measures and goals for each of the performance measures set by the committee:

	Target	Minimum	Maximum

Adjusted Earnings per Share	$4.13/share	$3.51/share	$4.96/share

	(In millions)
Consolidated revenue	$4,163	$3,539	$4,996
Consolidated free cash flow	$621	$528	$745
The sum of the weighted performance for each performance measure was applied to the following payout schedule to determine the award. Each performance measure was capped at 120% of target and had a threshold of 85% of target with linear interpolation between the specified percentages.

% of Performance Measure Goal	% of Award Target

120+	200
100	100
95	50
85	25
Less than 85	0
Adjusted earnings per share had to equal or exceed the target level ($4.13) in order for payments to exceed 100% of target. We calculate adjusted earnings per share for this purpose by excluding the effects of the following from earnings per share computed under generally accepted accounting principles: inventory step-up, acquisition, integration, realignment and other expenses, the provision for certain Durom® Acetabular Component product claims in the U.S., goodwill impairment, net curtailment and settlement and the tax benefit related to the 2007 civil settlement with the U.S. government. Based on our 2009 financial results, payouts were made in an amount equal to 91.9% of the specified percentage of each executive’s base salary. See

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the awards paid to each of the named executive officers under the EPIP for 2009.
2009 Equity Awards.  For information on the equity awards made in 2009 to the named executive officers, see the narrative discussion following the Grants of Plan Based Awards in 2009 table.
Severance Benefits.  Mr. Throdahl received severance benefits equal to 26 weeks’ salary upon termination of his employment effective June 12, 2009. We provide more information regarding these severance benefits above under “Compensation Discussion and Analysis — Major Elements of Compensation — Other Compensation — Severance Benefits (Unrelated to a Change in Control).”

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

GRANTS OF PLAN BASED AWARDS IN 2009

The following table provides additional information about the non-equity incentive plan awards, performance-based RSU awards and option awards granted to the named executive officers during 2009. The non-equity incentive plan awards were granted under the EPIP and the performance-based RSU awards and option awards were granted under the Zimmer Holdings, Inc. 2006 Stock Incentive Plan, or the 2006 Plan.

									All Other
									Option			Grant Date
									Awards:	Exercise	Closing	Fair Value
									Number of	or Base	Market	of Stock
			Estimated Possible Payouts Under			Estimated Possible Payouts Under			Securities	Price of	Price on	and
		Date of Comp.	Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Underlying	Option	Date of	Option
	Grant	Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards(1)	Grant	Awards(2)
Name	Date	Action	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)		(l)

David C. Dvorak	—	—	226,406	905,625	1,811,250	—	—	—	—	—	—	—
	02/17/09	01/08/09	—	—	—	19,038	49,500	64,350	—	—	—	1,542,083
	02/17/09	01/08/09	—	—	—	—	—		222,700	39.94	39.74	3,565,427
James T. Crines	—	—	89,119	356,475	712,950	—	—	—	—	—	—	—
	02/17/09	01/08/09	—	—	—	6,654	17,300	22,490	—	—	—	538,951
	02/17/09	01/08/09	—	—	—	—	—		77,900	39.94	39.74	1,247,179
Bruno A. Melzi	—	—	93,850 (3)	375,400 (3)	750,800 (3)	—	—	—	—	—	—	—
	02/17/09	01/08/09	—	—	—	5,711	14,850	19,305	—	—	—	462,625
	02/17/09	01/08/09	—	—	—	—	—		66,800	39.94	39.74	1,069,468
Jeffery A. McCaulley	—	—	87,500	350,000	700,000	—	—	—	—	—	—	—
	02/17/09	01/08/09	—	—	—	5,711	14,850	19,350	—	—	—	462,625
	02/17/09	01/08/09	—	—	—	—	—		66,800	39.94	39.74	1,069,468
Cheryl R. Blanchard, Ph.D.	—	—	65,130	260,520	521,040	—	—	—	—	—	—	—
	02/17/09	01/08/09	—	—	—	3,808	9,900	12,870	—	—	—	308,417
	02/17/09	01/08/09	—	—	—	—	—		44,500	39.94	39.74	712,445
Mark C. Throdahl(4)	—	—	81,515	326,060	652,120	—	—	—	—	—	—	—
	02/17/09	01/08/09	—	—	—	5,711	14,850	19,305	—	—	—	462,625
	02/17/09	01/08/09	—	—	—	—	—	—	66,800	39.94	39.74	1,069,468

(1)	The committee set the exercise price of stock options at fair market value on the date of grant. The 2006 Plan defines “fair market value” as the average of the high and low selling prices of our common stock on the New York Stock Exchange on the date of grant. An exercise price in excess of fair market value may be used for employees based outside the United States.

(2)	Amounts represent the grant date fair value of equity incentive plan awards and option awards determined in accordance with ASC 718. With respect to equity incentive plan awards, amounts represent the value at the grant date of performance-based RSUs based upon the probable outcome of the performance conditions. For a discussion of the assumptions made in the valuation of our equity awards, see Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	Mr. Melzi’s compensation is paid in Euros and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for 2009 of 1 EUR = 1.3930 USD.

(4)	Mr. Throdahl forfeited all awards shown in this table upon the termination of his employment effective June 12, 2009.

Narrative Discussion

Non-Equity Incentive Plan Awards.  The non-equity incentive plan awards reflected in columns (c) through (e) of the Grants of Plan-Based Awards in 2009 table represent the executives’ EPIP incentive opportunity for 2009. Amounts actually earned for 2009 performance are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” Material terms of the EPIP awards are described above under “Compensation Discussion and Analysis — Major Elements of Compensation — Annual Cash Incentives” and in the narrative discussion following the Summary Compensation Table.
Equity Incentive Plan Awards.  The equity incentive plan awards reflected in columns (f) through (h) of the Grants of Plan-Based Awards in 2009 table represent performance-based RSU awards. The grant date fair value of these RSU awards is $39.94 per unit. Material terms of the performance-based RSU awards, including a discussion of the applicable performance measure and target and actual performance for 2009, are described above under “Compensation Discussion and Analysis — Major Elements of Compensation — Equity-Based Incentives — Performance-based RSUs.” Based on our actual 2009 performance, the named executive officers earned the RSUs shown in the table below, which represent approximately 84.66% of each executive’s target award. One-third of these earned RSUs will vest and be paid out in the form of shares in each of 2011, 2012 and 2013, contingent on the executive’s continued employment through the applicable vesting date (unless termination of the executive’s

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

employment occurs following the first anniversary of the grant date as a result of death, disability or retirement, as defined in the 2006 Plan).

Name	RSUs

David C. Dvorak	41,905
James T. Crines	14,646
Bruno A. Melzi	12,571
Jeffery A. McCaulley	12,571
Cheryl R. Blanchard, Ph.D.	8,381
Mark C. Throdahl	—
Option Awards.  The option awards reflected in column (j) of the Grants of Plan-Based Awards in 2009 table represent nonqualified stock options. The grant date fair value of these awards is $16.01 per option, as determined using a Black-Scholes option pricing model. The stock options generally become exercisable in four equal installments on the first through fourth anniversaries of the grant date, contingent on the executive’s continued employment through the applicable vesting date (unless termination of the executive’s employment occurs following the first anniversary of the grant date as a result of death, disability or retirement, as defined in the 2006 Plan). Other material terms of our option awards are described above under “Compensation Discussion and Analysis — Major Elements of Compensation — Equity-Based Incentives — Stock Options” and “— Grant Practices.”

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

	Option Awards(2)					Stock Awards
		Number of	Number of			Number of	Market Value
		Securities	Securities			Shares or	of Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option		Stock That	Stock That
		Options	Options	Exercise		Have Not	Have Not
		(#)	(#)	Price(3)	Option Expiration	Vested(4)	Vested(5)
Name	Grant Date(1)	Exercisable	Unexercisable	($)	Date	(#)	($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)

David C. Dvorak	02/17/2009	—	222,700	39.94	02/16/2019
	02/19/2008	50,000	150,000	76.33	02/18/2018
	05/01/2007	50,000	50,000	88.76	04/30/2017
	02/06/2007	26,250	26,250	83.68	02/05/2017
	01/18/2006	41,250	13,750	71.06	01/17/2016
	01/18/2005	23,408	—	79.60	01/17/2015
	01/18/2005	34,833	—	79.60	01/17/2015
	01/14/2004	73,333	—	70.33	01/13/2014
	01/13/2003	66,000	—	39.53	01/12/2013
	01/02/2002	50,000	—	30.19	01/01/2012
	12/03/2001	34,635	—	32.21	12/02/2011
	02/17/2009					49,500	2,925,945
	05/01/2007					22,532	1,331,867
James T. Crines	02/17/2009	—	77,900	39.94	02/16/2019
	02/12/2008	17,813	53,437	78.53	02/11/2018
	05/01/2007	12,500	12,500	88.76	04/30/2017
	02/06/2007	18,750	18,750	83.68	02/05/2017
	01/18/2006	38,250	12,750	71.06	01/17/2016
	01/18/2005	16,385	—	79.60	01/17/2015
	01/18/2005	24,383	—	79.60	01/17/2015
	01/14/2004	46,200	—	70.33	01/13/2014
	01/13/2003	14,569	—	39.53	01/12/2013
	01/02/2002	15,000	—	30.19	01/01/2012
	01/02/2002	5,000	—	30.19	01/01/2012
	02/17/2009					17,300	1,022,603
	05/01/2007					11,266	665,933
Bruno A. Melzi	02/17/2009	—	66,800	39.94	02/16/2019
	02/12/2008	52,500	—	78.53	02/11/2018
	02/06/2007	—	52,500	83.68	02/05/2017
	01/18/2006	57,000	—	71.06	01/17/2016
	01/18/2005	25,536	—	79.60	01/17/2015
	01/18/2005	38,000	—	79.60	01/17/2015
	02/17/2009					14,850	877,784
Jeffery A. McCaulley	02/17/2009	—	66,800	39.94	02/16/2019
	12/01/2008	11,364	34,091	36.19	11/30/2018
	02/17/2009					14,850	877,784
	12/01/2008					17,270	1,020,830
Cheryl R. Blanchard, Ph.D.	02/17/2009	—	44,500	39.94	02/16/2019
	02/12/2008	9,375	28,125	78.53	02/11/2018
	02/06/2007	16,876	16,874	83.68	02/05/2017
	01/18/2006	24,544	8,181	71.06	01/17/2016
	01/18/2005	5,809	—	79.60	01/17/2015
	01/18/2005	8,645	—	79.60	01/17/2015
	01/14/2004	16,380	—	70.33	01/13/2014
	01/13/2003	12,000	—	39.53	01/12/2013
	01/02/2002	4,000	—	30.19	01/01/2012
	02/17/2009					9,900	585,189
Mark C. Throdahl(6)		—	—			—	—

(1)	For a better understanding of this table, we have included an additional column showing the grant date of stock option, restricted stock and performance-based RSU awards.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

(2)	Stock options become exercisable in accordance with the following vesting schedule. Option awards may vest on an accelerated basis after the executive has held the award for at least one year if the executive reaches age 60 or retires.

Grant Date	Vesting

02/17/2009	25% per year beginning on the first anniversary of the grant date
12/01/2008	25% per year beginning on the first anniversary of the grant date
02/19/2008	25% per year beginning on the first anniversary of the grant date
02/12/2008	25% per year beginning on the first anniversary of the grant date
05/01/2007	25% per year beginning on the first anniversary of the grant date
02/06/2007	25% per year beginning on the first anniversary of the grant date, except that, with respect to Mr. Melzi, 75% of the options will become exercisable on the third anniversary of the grant date and 25% will become exercisable on the fourth anniversary, pursuant to applicable Italian law
01/18/2006	25% per year beginning on the first anniversary of the grant date
01/18/2005	25% – 02/17/2006 following certification of our achievement of performance measures based on 2005 performance; 75% – ratably on the second through fourth anniversaries of the grant date
01/18/2005	25% per year beginning on the first anniversary of the grant date
01/14/2004	25% per year beginning on the first anniversary of the grant date
01/13/2003	25% per year beginning on the first anniversary of the grant date
01/02/2002	25% per year beginning on the first anniversary of the grant date
12/03/2001	25% per year beginning on the first anniversary of the grant date

(3)	The option exercise price is equal to the average of the high and low selling prices of our common stock as reported by the New York Stock Exchange on the date of grant.

(4)	Restricted stock and performance-based RSU awards vest in accordance with the following schedule.

Grant Date	Vesting	Type of Award

02/17/2009	33 1/3% per year beginning on the second anniversary of the grant date, contingent upon 2009 performance	Performance-based RSUs
12/01/2008	33 1/3% per year beginning on the third anniversary of the grant date	Restricted Stock
05/01/2007	33 1/3% per year beginning on the third anniversary of the grant date	Restricted Stock

(5)	Market value is calculated by multiplying the number of shares in column (g) by $59.11, the closing price of our common stock as reported by the New York Stock Exchange on December 31, 2009.

(6)	Upon the termination of his employment effective June 12, 2009, Mr. Throdahl forfeited all unvested stock and option awards. See the Options Exercised and Stock Vested in 2009 table for information on stock that vested upon termination of his employment.

OPTION EXERCISES AND STOCK VESTED IN 2009

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)(1)
(a)	(d)	(e)

David C. Dvorak	21,180	1,210,170
James T. Crines	9,744	547,033
Bruno A. Melzi	6,638	394,032
Jeffery A. McCaulley	—	—
Cheryl R. Blanchard, Ph.D.	6,813	404,420
Mark C. Throdahl	844	35,844

(1)	Value realized is calculated by multiplying the closing price of our common stock on the New York Stock Exchange on the date of vesting by the number of shares of common stock that vested.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

PENSION BENEFITS IN 2009

		Number of	Present Value
		Years	of
		Credited	Accumulated
		Service	Benefit(2)
Name	Plan Name(1)	(#)	($)
(a)	(b)	(c)	(d)

David C. Dvorak	RIP	8.135	166,358
	BEP/RIP	8.135	786,200
James T. Crines	RIP	14.387	261,315
	BEP/RIP	14.387	752,498
Bruno A. Melzi	Trattamento Fine Rapporto	19.817	831,743 (4)
Jeffery A. McCaulley(3)	N/A	—	—
Cheryl R. Blanchard, Ph.D.	RIP	9.360	182,622
	BEP/RIP	9.360	246,443
Mark C. Throdahl(3)	N/A	—	—

(1)	The full name of the plan referred to as the RIP in the table is the Zimmer Holdings, Inc. Retirement Income Plan. The full name of the plan referred to as the BEP/RIP in the table is the Benefit Equalization Plan of Zimmer Holdings, Inc. and its Subsidiary or Affiliated Corporations Participating in the Zimmer Holdings, Inc. Retirement Income Plan or the Zimmer Puerto Rico Retirement Income Plan.

(2)	The accumulated benefit is the benefit to which the executive would be entitled had he or she terminated employment on December 31, 2009 and elected to commence his or her benefit at the earliest age at which he or she would receive an unreduced benefit, assuming he or she had met the eligibility conditions, payable as a monthly benefit for as long as the executive lived. If the executive terminated during 2009, the accumulated benefit is the benefit the executive is receiving or is entitled to receive. The expected benefit payments are discounted using interest and mortality assumptions to produce the present value of the accumulated benefit as of December 31, 2009. With respect to the RIP, the assumed interest rate is 6.26% and the mortality assumption is based on the 1994 Group Annuity Mortality Tables for men and women. With respect to the BEP/RIP, the assumed interest rates are 2.35% for the first 5 years, 5.65% for the next 15 years and 6.45% for years above 20 and the mortality assumption is based on the 2010 IRS mortality table.

(3)	Messrs. McCaulley and Throdahl are not eligible to participate in our defined benefit pension plans.

(4)	Mr. Melzi’s compensation is paid in Euros and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for 2009 of 1 EUR = 1.3930 USD.

Narrative Discussion

The following narrative describes the retirement plans our named executive officers participated in during 2009.
Retirement Income Plan.  The RIP covers all non-union U.S. employees who had become participants prior to September 2, 2002. Messrs. Dvorak and Crines and Dr. Blanchard are the only named executive officers who were active participants in the RIP at December 31, 2009. We pay the entire cost of the RIP. Participants cannot make contributions to the RIP.
Benefits under the RIP are determined based upon the following factors:

•	Final average compensation which is equal to the average of the highest five consecutive years of pension compensation during the 10 years immediately prior to the executive’s date of termination.

•	Pension compensation is equal to the executive’s annualized base salary plus regular incentive award payments received during the year.

•	Pension compensation is limited to $245,000 for 2009 and 2010. This limit increases annually by inflation.

•	Years of service include service earned while an employee of our former parent company. Service is capped at 40 years.

•	Estimated Social Security benefit payable at age 65.

•	Value of retirement benefits that will be paid from our former parent company’s retirement plan.
The retirement benefit payable at age 65 equals (a) 2% times final average compensation times years of service less (b) estimated Social Security benefit divided by 70 times years of service less (c) value of retirement benefits payable to the executive from the former parent company’s retirement plan.
Years of service in column (c) of the above table excluding service with the former parent would be 8.135 years for Mr. Dvorak, 8.0 years for Mr. Crines and 8.0 years for Dr. Blanchard.
The executive may commence his or her retirement benefit prior to age 65. If the benefit commences prior to age 65, it is reduced to recognize that the executive will likely receive the benefit for more years than if he or she had waited until age 65 to

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

commence the benefit. The reduction in the benefit depends upon the number of years of service the executive has accrued at retirement. The following table sets forth the percentage reduction in the benefit at each year from age 65 down to age 55.

Retirement	5 or More Years of
Age	Service But Less Than 10	10 or More Years of Service

65	0%	0%
64	10%	0%
63	18%	0%
62	26%	0%
61	32%	0%
60	38%	0%
59	44%	4%
58	49%	8%
57	53%	12%
56	57%	16%
55	61%	20%
The executive may elect between a number of optional forms of annuity payments. In lieu of the annuity options, the executive may elect a lump sum distribution of the value of his or her benefit accrued as of December 31, 2002, plus an annuity option for the portion of his or her benefit accrued after December 31, 2002. All optional forms of payment are approximately equal to each other in value.
The RIP is a qualified plan under the Code and is funded entirely by us. We deposit contributions into a trust for the benefit of plan participants. The assets may only be used to pay participants’ retirement benefits and plan expenses.
Benefit Equalization Plan of the Retirement Income Plan.  The BEP/RIP supplements the RIP. Like the RIP, the BEP/RIP is available only to executives who became employees before September 2, 2002. The plan generally uses the same benefit formula as the RIP described above with the following exceptions:

•	Limitation on compensation is ignored.

•	40 year service limitation is ignored.

•	Regular incentive award payments paid during the year are replaced by regular incentive award payments earned during the year.

•	An executive may receive a lump sum payment of his or her entire benefit for payments after December 31, 2009. In accordance with Section 409A of the Code, payments are delayed six months from the date of separation from service.
The executive’s benefit from the BEP/RIP is reduced by the benefit payable from the RIP. The primary purpose of the BEP/RIP is to provide retirement benefits to executives that are comparable, as a percentage of compensation, to benefits provided to employees whose compensation has not been limited by the annual compensation limit under U.S. law.
The BEP/RIP is a “non-qualified plan” under the Code. We do not make contributions for the benefit of the plan participants into a trust. Therefore, when benefits are paid, they are distributed from our general assets. The promise to provide these benefits is limited to our ability to pay the benefits in the event of our bankruptcy or insolvency.
The committee has granted additional years of service in excess of a participant’s actual years of service only twice. None of the named executive officers has been granted additional service credit. We do not expect the committee to grant any additional service credit in the future.
U.S. Executives Eligible for Early Retirement.  None of the U.S.-based named executive officers meets the conditions for early retirement.
Non-U.S. Pension Plans.  We maintain a number of pension plans for our employees whose principal place of employment is outside the United States. These pension plans are governed, and in some cases mandated, by the laws of the applicable countries and can vary significantly from plan to plan. As a resident of Italy, Mr. Melzi’s pension benefits will be provided under plans regulated by Italian law and labor agreements. Mr. Melzi participates in a defined contribution type plan known as the Trattamento Fine Rapporto (TFR). We contribute a percentage of Mr. Melzi’s pay into the TFR. At the time Mr. Melzi’s employment with us terminates, he will be entitled to receive the account balance held for him in the TFR.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

NONQUALIFIED DEFERRED COMPENSATION IN 2009

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Balance at
	in Last FY	in Last FY	in Last FY	Last FYE
Name	($)(1)	($)(2)	($)(3)	($)(4)
(a)	(b)	(c)	(d)	(f)

David C. Dvorak	738,093	24,393	662,746	3,102,647
James T. Crines	23,008	10,354	1,498	101,038
Bruno A. Melzi	—	—	—	—
Jeffery A. McCaulley	—	—	—	—
Cheryl R. Blanchard, Ph.D.	24,899	7,003	27,187	138,221
Mark C. Throdahl	—	—	—	—

(1)	Amounts shown in this column are or were previously reported in the Summary Compensation Table, as follows:

	Amount Reported as Salary	Amount Reported as Non-Equity
	in the Summary Compensation	Incentive Compensation in
	Table of this Proxy	the Summary Compensation
	Statement	Table of 2008 Proxy Statement
	($)	($)

Mr. Dvorak	81,310	656,783
Mr. Crines	23,008	—
Mr. Melzi	—	—
Mr. McCaulley	—	—
Dr. Blanchard	24,899	—
Mr. Throdahl	—	—

(2)	The amounts shown in this column are reported in the Summary Compensation Table as part of All Other Compensation.

(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table as they do not represent above-market or preferential earnings on deferred compensation.

(4)	Of the amounts shown in this column, the following amounts are or were previously reported in the Summary Compensation Table:

Aggregate Amount Reported in
the Summary Compensation
Table of this and prior Proxy
Statements
($)

Mr. Dvorak	2,864,901
Mr. Crines	88,935
Mr. Melzi	—
Mr. McCaulley	—
Dr. Blanchard	63,649
Mr. Throdahl	—

The following is a description of the two plans that allowed executive officers to defer 2009 compensation.
Benefit Equalization Plan of the Zimmer Holdings, Inc. Savings and Investment Program.  The BEP/SIP is a non-qualified plan that supplements the SIP. It provides an opportunity for eligible executives to make pre-tax deferrals once their base pay reaches the maximum compensation limit for tax-qualified plans. A participant may elect to defer under this plan, on a pre-tax basis, up to 30% of base pay in excess of the maximum compensation limit, which was $245,000 for 2009. A participant’s pre-tax savings contribution percentage under this plan will be equal to his or her total pre-tax and after-tax savings percentage under the SIP as of the beginning of a year and may not be changed during the year. Participants must elect to defer compensation under the BEP/SIP by December 31 of the year preceding the year in which the compensation will be earned. Deferral elections remain in effect for future years unless a participant elects, as of the beginning of a subsequent year, to suspend his or her deferral election. Participants may also receive company contributions under this plan that they would otherwise forego under the SIP because of U.S. tax law limitations.
The plan does not offer any above-market rates of return. Participants may select from various investment alternatives to serve as the measure of investment earnings on their accounts. Investment alternatives under this plan are the same as those offered under the SIP. During 2009, the investment alternatives included approximately two dozen different mutual funds from a number of different fund families. Our contributions follow the investment direction of participant contributions. Participants may change the investment direction of their existing account balances at any time by contacting the plan administrator. During 2009, the rates of return of the various investment alternatives available under the plan ranged from 0.05% to 41.15%.
We do not hold contributions to the plan in a trust and, therefore, they may be subject to the claims of our creditors in the event of our bankruptcy or insolvency. When payments come due under the plan we distribute cash from our general assets. The plan does not permit loans. During employment, the plan permits withdrawals only for extreme financial hardship or unforeseen

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

emergencies. A participant must withdraw all available funds from his or her SIP account before making a withdrawal from this plan. If a participant makes a withdrawal from this plan, his or her contributions to the plan will be suspended for the remainder of the year.
Unless a participant elected otherwise, his or her account balance will be paid in a single lump sum following separation of service. For amounts deferred prior to 2008, a participant may have irrevocably elected, however, prior to the beginning of each year, to defer receipt of the portion of his or her account balance attributable to that year’s contributions for a period of one to five years following retirement and/or to have that amount paid in equal annual installments following retirement over a period of (1) up to 15 years, (2) the participant’s life expectancy, or (3) the joint life expectancy of the participant and his or her designated beneficiary. Despite any election that a participant might have made, if the participant terminates employment prior to attaining age 55 with at least ten years of service, or if the participant’s account balance at the time of retirement is $15,000 or less, the participant’s account balance will be paid in a single lump sum following his or her termination of employment or retirement. In accordance with Section 409A of the Code, payments are delayed six months following a participant’s separation from service.
Executive Performance Incentive Plan.  The EPIP allows an executive to elect to defer, on a pre-tax basis, from 25% to 95% of his or her annual incentive award. To be effective, a participant must make the election by December 31 of the year preceding the year in which the annual incentive award would otherwise be payable.
The plan does not offer any above-market rates of return. Participants may select from various investment alternatives to serve as the measure of investment earnings on their accounts, including an equity index fund and a bond index fund. Participants may change the investment direction of their existing account balances as of January 1 of any year. During 2009, the rates of return of the various investment alternatives available under the plan ranged from 13.83% to 46.24%.
We do not hold contributions to the plan in a trust and, therefore, they may be subject to the claims of our creditors in the event of our bankruptcy or insolvency. When payments come due under the plan we distribute cash from our general assets. The plan does not permit loans or withdrawals during employment.
Unless a participant elected otherwise, his or her account balance will be paid in a single lump sum six months after separation of service. For amounts deferred prior to 2008, a participant may have irrevocably elected, prior to the beginning of each year, to defer receipt of the portion of his or her account balance attributable to that year’s contributions for a period of one to five years following termination of employment and/or to have that amount paid in equal annual installments following termination over a period of (1) up to ten years, (2) the participant’s life expectancy, or (3) the joint life expectancy of the participant and his or her designated beneficiary.
Our obligation to make payments to a participant will terminate if, after termination of employment, the participant either discloses our confidential information to unauthorized persons or otherwise conducts himself or herself in a manner which the committee determines is contrary to our best interests.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

The table below reflects the estimated amount of compensation payable to each of the named executive officers in the event of termination of his or her employment. The table shows the potential compensation payable to each named executive officer, as applicable, upon a termination following a change in control, voluntary resignation, retirement, death, disability, company-initiated (with-cause) termination and company-initiated (without cause) termination, assuming such termination was effective as of December 31, 2009. The table excludes certain amounts payable pursuant to plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees. The amounts shown are only estimates of the amounts that would be payable to the executives upon termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments. Actual amounts to be paid can only be determined at the time of separation.

	Termination Scenario
						Company-	Company-
						Initiated	Initiated
	Change in	Voluntary				(with	(without
Compensation Components	Control($)	Resignation($)	Retirement($)	Death($)	Disability($)	Cause)($)	Cause)($)

David C. Dvorak
Severance – Salary(1)	1,575,000	—	—	—	—	—	—
Severance – EPIP Award(2)	1,811,250	—	—	—	—	—	—
2009 EPIP Award(3)	905,625	—	—	831,812	831,812	—	—
Stock Options(4)	7,939,121	3,669,962	3,669,962	3,669,962	3,669,962	3,669,962	3,669,962
Restricted Stock(5)	1,331,867	—	—	1,331,867	1,331,867	—	394,632
RSUs(6)	3,803,729	—	—	—	—	—	—
RIP(7)	109,671	109,671	109,671	93,856	109,671	109,671	109,671
Nonqual. Pension & Def. Comp.
BEP/RIP(8)	1,173,010	544,828	544,828	435,328	544,828	544,828	544,828
BEP/SIP(9)	436,062	436,062	436,062	436,062	436,062	436,062	436,062
EPIP(10)	2,666,585	2,666,585	2,666,585	2,666,585	2,666,585	2,666,585	2,666,585
Health and Welfare(11)	84,720	—	—	—	—	—	—
Disability(12)	—	—	—	—	6,730,718	—	—
Outplacement(13)	25,000	—	—
Gross-up(14)	3,063,492	—	—	—	—	—	—
James T. Crines
Severance – Salary(1)	950,600	—	—	—	—	—	—
Severance – EPIP Award(2)	712,950	—	—	—	—	—	—
2009 EPIP Award(3)	356,475	—	—	327,451	327,451	—	—
Stock Options(4)	2,357,004	863,661	863,661	863,661	863,661	863,661	863,661
Restricted Stock(5)	665,933	—	—	665,933	665,933	—	197,316
RSUs(6)	1,329,384	—	—	—	—	—	—
RIP(7)	172,272	172,272	172,272	160,235	172,272	172,272	172,272
Nonqual. Pension & Def. Comp.
BEP/RIP(8)	1,014,972	523,252	523,252	451,848	523,252	523,252	523,252
BEP/SIP(9)	101,038	101,038	101,038	101,038	101,038	101,038	101,038
Health and Welfare(11)	32,640	—	—	—	—	—	—
Disability(12)	—	—	—	—	2,191,638	—	—
Outplacement(13)	25,000	—	—	—	—	—	—

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

	Termination Scenario
						Company-	Company-
						Initiated	Initiated
	Change in	Voluntary				(with	(without
Compensation Components	Control($)	Resignation($)	Retirement($)	Death($)	Disability($)	Cause)($)	Cause)($)

Bruno A. Melzi
Severance – Salary(1)	1,155,076	—	—	—	—	—	—
Severance – EPIP Award(2)	750,799	—	—	—	—	—	—
2009 EPIP Award(3)	375,400	—	—	344,992	344,992	—	—
Stock Options(4)	1,280,556	—	—	—	—	—	—
RSUs(6)	1,141,119	—	—	—	—	—	—
Non-U.S. Pension Plans
Trattamento Fine Rapporto(15)	831,743	831,743	831,743	831,743	831,743	831,743	831,743
Fondo Mario Negri(16)	161,629	161,629	161,629	161,629	161,629	161,629	161,629
Termination Indemnity(17)	—	271,572	—	—	814,717	—	1,901,006
Health and Welfare(11)	86,575	—	—	—	—	—	—
Outplacement(13)	25,000	—	—	—	—	—	—
Non-Compete(18)	346,523	346,523	346,523	—	346,523	346,523	346,523
Jeffery A. McCaulley
Severance – Salary(1)	1,000,000	—	—	—	—	—	—
Severance – EPIP Award(2)	700,000	—	—	—	—	—	—
2009 EPIP Award(3)	350,000	—	—	321,650	321,650	—	—
Stock Options(4)	2,322,385	260,463	260,463	260,463	260,463	260,463	260,463
Restricted Stock(5)	1,020,830	—	—	1,020,830	1,020,830	—	122,877
RSUs(6)	1,141,119	—	—	—	—	—	—
Health and Welfare(11)	33,057	—	—	—	—	—	—
Disability(12)	—	—	—	—	3,421,267	—	—
Outplacement(13)	25,000	—	—	—	—	—	—
Gross-up(14)	1,384,986	—	—	—	—	—	—
Cheryl R. Blanchard, Ph.D.
Severance – Salary(1)	801,600	—	—	—	—	—	—
Severance – EPIP Award(2)	521,040	—	—	—	—	—	—
2009 EPIP Award(3)	260,520	—	—	239,309	239,309	—	—
Stock Options(4)	1,203,705	350,640	350,640	350,640	350,640	350,640	350,640
RSUs(6)	760,746	—	—	—	—	—	—
RIP(7)	122,913	122,913	122,913	88,620	122,913	122,913	122,913
Nonqual. Pension & Def. Comp.
BEP/RIP(8)	387,733	170,585	170,585	133,195	170,585	170,585	170,585
BEP/SIP(9)	84,677	84,677	84,677	84,677	84,677	84,677	84,677
EPIP(10)	53,544	53,544	53,544	53,544	53,544	53,544	53,544
Health and Welfare(11)	36,741	—	—	—	—	—	—
Disability(12)	—	—	—	—	1,939,769	—	—
Outplacement(13)	25,000	—	—	—	—	—	—
Gross-up(14)	766,935	—	—	—	—	—	—
Mark C. Throdahl(19)
Severance – Salary(1)	—	—	—	—	—	—	233,000
Restricted Stock(5)	—	—	—	—	—	—	35,844

(1)	Amount shown in “Change in Control” column represents two times the executive’s base salary in effect as of December 31, 2009. See the narrative that follows this table for a description of the change in control severance agreements we have with each of the executives. In the case of Messrs. Dvorak, Crines and McCaulley and Dr. Blanchard, the “Company-Initiated (without Cause)” column excludes severance payable under our severance plan for U.S. employees, which does not discriminate in favor of executive officers and is available generally to all salaried employees. In the case of Mr. Melzi, severance payable in the event of a company-initiated termination without cause is included in the termination indemnity described in footnote 17.

(2)	Amount represents two times the executive’s target incentive award opportunity under the EPIP for 2009.

(3)	Amount represents the actual amount payable to the executive under the EPIP for 2009 assuming the executive terminated employment effective December 31, 2009 as a result of the specified termination event.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

(4)	Amount represents the value of the executive’s “in the money” vested stock options (including otherwise unvested stock options, the vesting of which would accelerate as a result of the specified termination event). Value is calculated on the basis of the difference between the exercise price and $59.11, the closing price of our common stock on the New York Stock Exchange on December 31, 2009, multiplied by the number of shares of common stock underlying “in-the-money” options.

(5)	Amount represents the value of shares of restricted stock held by the executive that would be deemed fully vested as a result of the specified termination event. Value is calculated by multiplying the number of shares deemed fully vested by $59.11, the closing price of our common stock on the New York Stock Exchange on December 31, 2009. With respect to Mr. Throdahl, value is calculated by multiplying $42.47, the closing price of our common stock on the New York Stock Exchange on June 12, 2009, the date Mr. Throdahl’s employment terminated, by the number of shares of common stock that vested as a result of the specified termination event.

(6)	Amount represents the value of unvested RSUs held by the executive that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested RSUs that will vest by $59.11, the closing price of our common stock on the New York Stock Exchange on December 31, 2009.

(7)	Amount represents the present value of the executive’s accumulated benefit commencing at age 65 under the RIP assuming the executive terminated employment effective December 31, 2009 as a result of the specified termination event. The amount shown in the column captioned “Death” for each executive represents the benefit payable upon the death of the executive to his or her surviving spouse. The amount is equal to the retirement benefit payable at age 65, reduced to take into account the greater number of years during which the executive would have been expected to receive the retirement benefit had he or she retired on his or her date of death. The benefit is further reduced to an equivalent value form of annuity that pays a benefit to the executive for life and pays 50% of this amount upon his or her death to the surviving spouse for the surviving spouse’s life. The death benefit value is equal to the present value of 50% of this benefit amount payable to the executive over the life of the surviving spouse.

(8)	Amount represents the present value of the executive’s accumulated benefit commencing at age 65 under the BEP/RIP assuming the executive terminated employment effective December 31, 2009 as a result of the specified termination event. See the narrative that follows this table for a description of the additional benefit amount included in the amounts shown in the column captioned “Change in Control” that would be payable in the event of a change in control. The amount shown in the column captioned “Death” for each executive represents the benefit payable upon the death of the executive to his or her surviving spouse. The amount is equal to the retirement benefit payable at age 65, reduced to take into account the greater number of years during which the executive would have been expected to receive the retirement benefit had he or she retired on his or her date of death. The benefit is further reduced to an equivalent value form of annuity that pays a benefit to the executive for life and pays 50% of this amount upon his or her death to the surviving spouse for the surviving spouse’s life. The death benefit value is equal to the present value of 50% of this benefit amount payable to the executive over the life of the surviving spouse. The amounts were determined using interest rates of 3.21% for the first 5 years, 5.19% for the next 15 years, and 5.67% for years above 20. The mortality table is the IRS 2010 mortality table.

(9)	Amount represents the executive’s vested account balance in the BEP/SIP as of December 31, 2009. This amount will be paid in a lump sum unless an executive elects to receive payment of his or her account balance in annual installments. Only an executive who has attained age 55 and completed 10 years of service as of the date of termination may make this election.

(10)	Amount represents the balance of the deferred compensation account under the EPIP as of December 31, 2009 for Mr. Dvorak and Dr. Blanchard. See “Nonqualified Deferred Compensation in 2009 – Executive Performance Incentive Plan” on page 37 for more information about this plan, including available forms of payment and material conditions applicable to receipt of payments.

(11)	Amount represents the cost of health and welfare benefits that the executive would be eligible to receive assuming the specified termination event occurred as of December 31, 2009. With respect to Mr. Melzi, the reported amount also includes the estimated cost of automobile-related expenses for a period of 24 months.

(12)	Amount represents the present value of the executive’s benefit under our Long-Term Disability Income Plan for Highly Compensated Employees assuming the executive became disabled effective December 31, 2009. Under the plan as in effect as of that date, a participant would be entitled to a monthly benefit equal to 70% of his or her monthly base earnings (including salary, the average of the annual incentive earned for the year preceding the date of disability and the target annual bonus for the year in which the disability occurred, and sales commissions, as applicable) reduced by the benefits payable under our base long-term disability insurance plan, supplemental insurance plan and certain other sources of income (including social security disability benefits). Benefits would be payable until the earliest of the following: (1) the date the participant ceases to be totally disabled; (2) the date the participant accepts or refuses a job we offer to him or her at a salary at least equal to that which he or she was earning immediately prior to becoming disabled; or (3) the participant’s 65th birthday (or a later date if benefits commenced under the plan after the participant reached age 63 1/2). The present value was determined by discounting the expected benefit payments using an interest rate of 6.26% and a mortality table for disabled employees. The present value excludes benefits payable under our base long-term disability insurance plan, which does not discriminate in favor of executive officers and is available generally to all salaried employees. The present value does include the benefit payable under the insured, supplemental insurance policy because that benefit is paid for by us, but is not available to all salaried employees.

(13)	Amount represents the estimated cost of outplacement services to be provided to the executive in the event of a change in control and termination of employment.

(14)	See the narrative that follows this table for a description of “gross-up” payments to be made in the event of a change in control.

(15)	Amount represents the present value of Mr. Melzi’s accumulated benefit under the Trattamento Fine Rapporto assuming he terminated employment effective December 31, 2009 as a result of the specified termination event.

(16)	Amount represents Mr. Melzi’s account balance as of December 31, 2009 in the Fondo Mario Negri, a private fund to which we annually pay a percentage of Mr. Melzi’s salary in accordance with the Italian National Labour Collective Agreement for individuals graded as “Dirigenti”.

(17)	Amount shown in the “Company-Initiated (without Cause)” column represents an estimate of a termination indemnity that would be due Mr. Melzi in the case his employment is involuntarily terminated as determined under Italian law. The termination indemnity consists of the following: a notice allowance (12 months of pay after 12 years of service) plus a supplementary allowance indemnity (a minimum of 12 months of pay and maximum of 18 months of pay) plus a seniority allowance (4 months of pay at age 62). For purposes of this table, we have assumed that the aggregate termination indemnity payment would be equal to 28 months of pay. “Pay” for this purpose includes salary, bonus and benefits. Amount shown in the “Voluntary Resignation” column represents compensation payable to Mr. Melzi if he were to voluntarily resign without “just cause” and without “justified reason” as determined under Italian law. This amount is equal to 4 months of pay. If Mr. Melzi were to voluntarily resign with “justified reason” as determined under Italian law, he would be entitled to 12 months of pay unless the “justified reason” was refusal to change his place of work, in which case he would be entitled to 16 months of pay. If Mr. Melzi were to voluntarily resign with “just cause” as determined under Italian law, he would be entitled to 16 months of pay. Amount shown in the

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

“Disability” column represents compensation payable to Mr. Melzi if he were to resign following a continuous period of 12 months of sickness or injury. This amount is equal to 12 months of pay.

(18)	Amount represents sixty percent (60%) of Mr. Melzi’s fixed base compensation during 2009 (the 365 days prior to Mr. Melzi’s assumed termination date). Pursuant to the non-competition agreement we have entered into with him, as is common under Italian law, Mr. Melzi would be entitled to receive such compensation, payable in three installments over the 18-month non-competition period, commencing upon termination of his employment for any reason other than death.

(19)	With respect to Mr. Throdahl, the table shows compensation payable only upon a company-initiated (without cause) termination effective as of June 12, 2009, the date his employment with us terminated.

Change in Control Arrangements

We have entered into change in control severance agreements with each of the named executive officers. The agreements are intended to provide for continuity of management in the event we undergo a change in control. The agreements renew annually unless either we or the executive gives prior notice of termination or a change in control shall have occurred prior to January 1 of such year. If a change in control occurs during the term of the agreement, the agreement will continue in effect for a period of not less than 36 months (in the case of Mr. Dvorak) or not less than 24 months (in the case of our other named executive officers) beyond the month in which the change in control occurred.
The agreements provide the executives with certain severance benefits following a change in control of us and termination of their employment. Under each agreement, a change in control would include any of the following events: (1) a “person,” as defined in the Exchange Act, acquires 20% or more of the combined voting power of our then-outstanding securities; (2) a majority of our directors are replaced during a two-year period; or (3) our stockholders approve a merger or consolidation (unless our stockholders own 75% of the surviving entity) or approve a plan of complete liquidation.
If, following a change in control, the executive’s employment is terminated for any reason other than for cause (as defined in the agreement), or death, or by the executive for good reason (as defined in the agreement), the executive would be entitled to a lump sum severance payment equal to two times the sum of the executive’s base salary and target incentive awards under our EPIP. In addition, the executive would receive a payout of any unpaid incentive compensation which has been allocated or awarded to the executive for the completed calendar year preceding the date of termination and a pro rata portion to the date of termination of the aggregate value of all contingent incentive compensation awards to the executive for the current calendar year. If prior to a change in control, the executive’s employment is terminated without cause at the direction of a person who has entered into an agreement with us, the consummation of which would constitute a change in control, or by the executive for good reason, the executive would be entitled to a lump-sum severance payment equal to two times the sum of the executive’s base salary and the amount of the largest aggregate annual bonus paid to the executive during the three years immediately prior to the year in which the termination occurred. In addition, the executive would receive a payout of any unpaid incentive compensation which has been allocated or awarded to the executive for the completed calendar year preceding the date of termination provided that the performance conditions applicable to such incentive compensation are met and an amount equal to a pro rata portion to the date of termination of the average annual award paid to the executive under our incentive compensation plans during the three years immediately prior to the year in which the notice of termination was given.
Further, all outstanding stock options granted to the executive would become immediately vested and exercisable and all restrictions on restricted stock awards would lapse, unless otherwise provided for under a written stock award agreement. The executive would receive a cash amount equal to the unvested portion, if any, of our matching contributions (and attributable earnings) credited to the executive under the SIP. The executive would receive a cash amount or the additional benefit to which the executive would have been entitled had he or she been fully vested and credited with two additional years of service and age for the purpose of calculating his or her tax-qualified and nonqualified pension benefits. This additional benefit is included in the amount shown in the above table in the row captioned “BEP/RIP”. Mr. Dvorak would receive a lump-sum payment equal to three times the annual value for life and health (including medical and dental) insurance benefits. All other executives would receive a lump-sum payment equal to two times the annual value for life and health (including medical and dental) insurance benefits and any applicable perquisites prior to termination.
In the event that any payments made to an executive in connection with a change in control and termination of employment would be subject to excise tax as excess parachute payments under the Code, we will “gross up” the executive’s compensation to fully offset such excise taxes provided the payments exceed 110% of the maximum total payment which could be made without triggering the excise taxes. If the aggregate parachute payments exceed such maximum amount but do not exceed 110% of such maximum amount, then the parachute payments would be automatically reduced so that no portion of the parachute payments is subject to excise tax and no gross-up payment would be made.
To receive the severance benefits provided under the agreements, an executive must sign a general release of any claims against us.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

Non-Compete Arrangements

We have entered into Non-Disclosure, Non-Competition and Non-Solicitation Employment Agreements with each of the named executive officers.
Agreements with U.S.-Based Executives.  The agreements with U.S.-based executives provide that the executive is restricted from competing with us for a period of 18 months following termination of employment within a specified territory, which generally includes every country in which we have significant operations. To the extent an executive is unable to obtain employment consistent with his or her training and education solely because of the provisions of this agreement, the executive will be eligible to receive, subject to the terms of the agreement: (1) payments equal to the executive’s monthly base pay at the time of his or her termination for each month of such unemployment through the end of the non-competition period; or (2) to the extent the executive is able to obtain employment, but solely because of the agreement, the monthly base pay for the replacement employment is less than the executive’s monthly base pay at the time of his or her termination, payments equal to the difference in monthly base pay for each such month through the end of the non-competition period.
Agreement with Mr. Melzi.  The agreement with Mr. Melzi provides that he is restricted from competing with us in Italy, France, Switzerland and Germany for a period of 18 months following termination of employment. In exchange for Mr. Melzi’s undertakings in the agreement, as is common under Italian law, he will be eligible to receive, subject to the terms of the agreement, a gross amount equal to sixty percent (60%) of his fixed base compensation during the 365 days preceding the effective date of his termination. This amount will be payable in three equal installments over the non-competition period.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

DIRECTOR COMPENSATION

2009 DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding the compensation we paid to our non-employee directors for 2009. Mr. Dvorak is not included in this table because he received no additional compensation for his service as a director.

	Fees Earned or Paid
	in Cash(1)	Stock Awards(2)	Option Awards(3)	Total
Name	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(h)

Betsy J. Bernard	47,500	146,865	—	194,365
Marc N. Casper	41,500	146,865	—	188,365
Larry C. Glasscock	47,250	121,865	51,296	220,411
Robert A. Hagemann	69,625	146,865	—	216,490
Arthur J. Higgins	90,250	128,115	—	218,365
John L. McGoldrick	140,000	121,865	—	261,865
Cecil B. Pickett, Ph.D.	59,500	146,865	—	206,365
Augustus A. White, III, M.D., Ph.D.	98,000	121,865	—	219,865

(1)	Amounts include fees that were paid in cash plus fees that were voluntarily deferred at each director’s election under our Restated Deferred Compensation Plan for Non-Employee Directors, or the Deferred Compensation Plan. As explained more fully below, compensation that a director elects to defer is credited to the director’s deferred compensation account as either treasury units, dollar units or deferred share units, or DSUs, and will be paid in cash following the director’s retirement or other termination of service from the Board.

(2)	Represents the grant date fair value of the stock awards determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation, see Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

The following table sets forth the grant date fair value of annual grants of RSUs and DSUs awarded to each director during 2009 as well as DSUs granted to each of Messrs. Casper, Hagemann and Higgins, Dr. Pickett and Ms. Bernard during 2009 pursuant to the mandatory deferral provisions of the DCP.

	Ms. Bernard	Mr. Casper	Mr. Glasscock	Mr. Hagemann	Mr. Higgins	Mr. McGoldrick	Dr. Pickett	Dr. White

RSUs (granted 05-04-09)	$100,000	$100,000	$100,000	$100,000	$100,000	$100,000	$100,000	$100,000
DSUs (granted 05-04-09)	21,865	21,865	21,865	21,865	21,865	21,865	21,865	21,865
DSUs (mandatory deferral)	25,000	25,000	—	25,000	6,250	—	25,000	—

Total	$146,865	$146,865	$121,865	$146,865	$128,115	$121,865	$146,865	$121,865

The following table sets forth, as of December 31, 2009, the aggregate number of RSUs held by each director and the aggregate number of DSUs that will be settled in shares of our common stock held by each director.

	Ms. Bernard	Mr. Casper	Mr. Glasscock	Mr. Hagemann	Mr. Higgins	Mr. McGoldrick	Dr. Pickett	Dr. White

Number of RSUs	2,287	2,287	4,732	3,664	4,105	4,732	3,664	4,732
Number of DSUs	1,037	1,037	5,743	1,963	2,414	6,540	1,963	5,498

Total	3,324	3,324	10,475	5,627	6,519	11,272	5,627	10,230

(3)	Represents the grant date fair value determined in accordance with ASC 718 with respect to stock options that were awarded to Mr. Glasscock in May 2009 pursuant to his election under the Deferred Compensation Plan to convert the portion of his annual retainer for Board service not subject to mandatory deferral into stock options. Under the terms of our Stock Plan for Non-Employee Directors, or the Director Stock Plan, these stock options vested on December 31, 2009.

For a discussion of the assumptions made in the valuation of our stock options, see Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

The following table sets forth the aggregate number of shares of our common stock underlying unexercised stock options held by each director as of December 31, 2009.

	Ms. Bernard	Mr. Casper	Mr. Glasscock	Mr. Hagemann	Mr. Higgins	Mr. McGoldrick	Dr. Pickett	Dr. White

Number of Shares Underlying Stock Options	—	—	58,336	—	—	50,000	—	—
The Board of Directors believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key components of director compensation include annual retainers, committee chair annual fees, meeting fees and equity-based awards. It is the Board’s practice to provide a mix of cash and equity-based compensation to more closely align the interests of directors with our stockholders.
Retainers and Meeting Fees.  During 2009, we paid each non-employee director an annual retainer of $50,000 subject to mandatory deferral requirements as described below. We also paid each non-employee director a fee of $1,500 for attending each Board meeting and each Board committee meeting. We also paid each Board committee chair an additional annual fee of $7,500 and we paid an additional annual retainer of $30,000 to the non-executive Chairman of the Board. We pay non-employee directors

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

one-fourth of their annual retainers and committee chair annual fees and fees for attending Board and committee meetings held during the prior three months at the end of each calendar quarter.
Equity-Based Compensation and Mandatory Deferrals.  During 2009, we awarded each non-employee director 500 DSUs as of the date of the annual meeting of stockholders with an initial value based on the price of our common stock on that date. We require that these annual DSU awards be credited to a deferred compensation account under the provisions of the Deferred Compensation Plan. DSUs represent an unfunded, unsecured right to receive shares of our common stock or the equivalent value in cash, and the value of DSUs varies directly with the price of our common stock. We also require that 50% of a director’s annual retainer be deferred and credited to his or her deferred compensation account in the form of DSUs with an initial value equal to the amount of fees deferred until the director holds a total of at least 5,000 DSUs. Non-employee directors may elect to defer receipt of compensation in excess of their mandatory deferral and annual DSU award. Elective deferrals are credited to the director’s deferred compensation account in the form of either treasury units, dollar units or DSUs with an initial value equal to the amount of fees deferred. The value of treasury units and dollar units does not change after the date of deferral. Amounts deferred as treasury units are credited with interest at a rate based on the six-month U.S. Treasury bill discount rate for the preceding year. Amounts deferred as dollar units are credited with interest at a rate based on the rate of return of our invested cash during the preceding year. All treasury units, dollar units and DSUs are immediately vested and payable following termination of the non-employee director’s service on the Board. We settle annual DSU awards and mandatory deferral DSUs in shares of our common stock. We pay the value of treasury units, dollar units and elective deferral DSUs in cash. Directors may elect to receive the cash payment in a lump sum or in not more than ten annual installments. Non-employee directors may also elect to convert all or a portion of their annual retainer not subject to mandatory deferral into stock options using a ratio of an option to purchase three shares of common stock for each DSU the director would have received if he or she had elected to defer such compensation. These stock options become fully exercisable on the last day of the calendar year in which the options are granted if the director continues as a non-employee director throughout that year.
During 2009, we also awarded each non-employee director RSUs as of the date of the annual meeting of stockholders with an initial value of $100,000 based on the price of our common stock on that date. These awards were made under the Director Stock Plan. The RSUs vested immediately and are subject to mandatory deferral until May 4, 2012 or, if later, the director’s retirement or other termination of service from the Board. We will settle the RSUs in shares of our common stock.
Insurance, Expense Reimbursement and Director Education.  We provide non-employee directors with travel accident insurance and reimburse reasonable expenses they incur for transportation, meals and lodging when on company business. We also reimburse non-employee directors for reasonable out-of-pocket expenses, including tuition costs incurred in attending director education programs approved by the company.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 about our equity compensation plans under which shares of our common stock have been authorized for issuance.

	A		B		C
					Number of securities
					remaining available for
	Number of securities to be				future issuance under
	issued upon exercise of		Weighted-average exercise		equity compensation plans
	outstanding options,		price of outstanding options,		(excluding securities reflected
Plan Category	warrants and rights (#)		warrants and rights ($)		in column (A)) (#)

Equity compensation plans approved by security holders(1)	17,491,839	(2)	$67.17	(3)	16,720,845	(4)(5)(6)(7)
Equity compensation plans not approved by security holders(8)	254,918	(9)	N/A	(10)	495,082
Total	17,746,757		$67.17		17,215,927

(1)	Consists of the 2009 Stock Incentive Plan (2009 Plan), the 2006 Stock Incentive Plan (2006 Plan), the 2001 Stock Incentive Plan (2001 Plan), the TeamShare Stock Option Plan (TeamShare Plan), the Stock Plan for Non-Employee Directors (Director Stock Plan), the Restated Deferred Compensation Plan for Non-Employee Directors (Director Deferred Compensation Plan) and the Employee Stock Purchase Plan.

(2)	Includes shares which may be issued pursuant to the following outstanding awards: (a) 26,197 DSUs issued pursuant to the terms of the Director Deferred Compensation Plan, as described in footnote 6 below, and (b) 554,733 RSUs issued pursuant to the terms of the 2009 Plan, the 2006 Plan and the Director Stock Plan (assuming that outstanding performance-based RSUs are earned at the maximum award level). Also includes 213,369 options granted prior to our separation from our former parent with respect to common stock of the former parent which were replaced on August 7, 2001 with options to purchase our common stock. The replacement options were intended to preserve the economic value of the original options at the time of the separation. The number of shares of our common stock covered by replacement options was calculated by multiplying the number of shares of common stock of the former parent under the original options by a factor of 2.03614, and the exercise price of the options was decreased by dividing the original exercise price by the same factor. The weighted-average exercise price of the outstanding replacement options as of December 31, 2009 was $28.99.

(3)	Represents the weighted average exercise price of outstanding options. Does not take into consideration outstanding DSUs or RSUs, which, once vested, may be converted into shares of our common stock on a one-for-one basis upon distribution at no additional cost.

(4)	Assumes that outstanding performance-based RSUs are earned at the maximum award level. No shares remain available for future issuance under the 2001 Plan, the TeamShare Plan or the 2006 Plan. After stockholder approval of the 2009 Plan on May 4, 2009, an aggregate of 6,682,573 shares remaining available under the TeamShare Plan and the 2006 Plan were merged into the 2009 Plan, which provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, RSUs, performance units and performance shares. The maximum number of shares of our common stock that may be issued pursuant to awards under the 2009 Plan is equal to the sum of 11,682,573 shares, plus the aggregate number of shares underlying outstanding awards under the TeamShare Plan and the 2006 Plan as of May 4, 2009 that later terminate or expire or are cancelled or forfeited during the term of the 2009 Plan without having been exercised or fully vested; provided, however, that each award of restricted stock, RSUs, performance units and performance shares under the 2009 Plan reduces the number of shares available for grant by two shares for every one share or unit granted.

(5)	The Director Stock Plan provides for the grant of stock options, restricted stock and RSUs. A maximum of 2,000,000 shares of our common stock may be issued pursuant to awards under the plan. Of the 2,000,000 total shares that may be issued, not more than 500,000 shares may be issued pursuant to awards of restricted stock and RSUs.

(6)	The Director Deferred Compensation Plan provides for the mandatory deferral of certain compensation payable to our non-employee directors in the form of DSUs. When amounts are deferred, a director’s deferred compensation account is credited with that number of DSUs equal to the deferral amount divided by the fair market value of a share of our common stock. Such DSUs are payable in shares of our common stock after cessation of the individual’s service as a director. A maximum of 200,000 shares of our common stock may be issued under the plan.

(7)	Includes 2,338,436 shares available for purchase under the Employee Stock Purchase Plan.

(8)	Consists of the Independent Sales Representatives Deferred Annual Final Compensation and Equity Incentive Plan, or the Sales Representative Plan, which is described below.

(9)	This number is the sum of the actual deferred stock units awarded under the plan as of December 31, 2009 (242,318) and the number of deferred stock units that would have been awarded (12,600) if all outstanding stock option units as of December 31, 2009 (156,645) were converted into deferred stock units as of December 31, 2009.

(10)	Deferred stock units are converted into shares of our common stock on a one-for-one basis upon distribution at no additional cost, but were acquired as described below.
The Sales Representative Plan is an unfunded, deferred compensation plan for our independent distributors. A participant may allocate each year’s contribution to his or her account in 10% increments between deferred stock units and a non-interest bearing deferred compensation account. For plan years prior to 2008, participants could also allocate contributions to stock option units. Neither stock option units nor deferred stock units have any dividend or voting rights. A participant’s stock option units will be converted into deferred stock units upon the earlier of (1) the ten-year anniversary of the date of grant of the applicable stock option unit, or (2) the date of the termination of the participant’s distributor agreement. Deferred stock units will be converted into shares of common stock on a one-to-one basis upon distribution from the plan. Prior to 2009, participants may have elected to receive distributions of their interest in the plan in annual installments over a period of three to ten years. For amounts deferred after 2008, distributions of participants’ interests in the plan will generally be made in three annual installments. The maximum number of shares that may be issued over the life of the plan is 750,000.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2010 PROXY STATEMENT

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors, executive officers and the beneficial holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on our records, we believe that during 2009 all applicable Section 16(a) filing requirements were met.

2011 Proxy Proposals

To be considered for inclusion in next year’s proxy statement, we must receive stockholder proposals relating to the 2011 annual meeting of stockholders at our principal executive offices, 345 East Main Street, Warsaw, Indiana 46580, Attention: Corporate Secretary, no later than November 19, 2010.
Under our Restated By-Laws, no business, including the nomination of directors, may be brought before an annual meeting except as set forth in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Chairman of the Board or by a stockholder entitled to vote who has delivered notice to us containing certain information set forth in the Restated By-Laws, not later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting. For our meeting in 2011, we must receive this notice no later than February 2, 2011 and no earlier than January 3, 2011. However, in the event that the 2011 annual meeting is called for a date that is more than 30 days before or more than 60 days after May 3, 2011, notice must be delivered no earlier than the 120th day prior to the 2010 annual meeting and not later than the later of the 90th day prior to the 2011 annual meeting or the 10th day following the day public announcement of the date of the meeting is first made. These notice requirements are deemed satisfied by a stockholder who has complied with Securities and Exchange Commission Rule 14a-8 and whose proposal is included in our proxy statement. A copy of the by-law provisions discussed above may be obtained by writing us at our principal executive offices, 345 East Main Street, Warsaw, Indiana 46580, Attention: Corporate Secretary.

Incorporation by Reference

The sections of this proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate them by reference therein.

ZIMMER HOLDINGS, INC. C/O THE BANK OF NEW YORK MELLON P.O. BOX 3500 HACKENSACK, NJ 07606	ADMISSION TICKET

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	M20211-P88939-Z51719	KEEP THIS PORTION FOR YOUR RECORDS
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ZIMMER HOLDINGS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1.	Election of Directors:		For	Against	Abstain
	Nominees:	Recommendations

	1a. Betsy J. Bernard	FOR	☐	☐	☐			For	Against	Abstain

	1b. Marc N. Casper	FOR	☐	☐	☐	2.	Ratification of Appointment of Independent Registered Public Accounting Firm	☐	☐	☐

	1c. David C. Dvorak	FOR	☐	☐	☐	The shares represented by this proxy will be voted as directed by the stockholder. Where no direction is given when the duly executed proxy is voted, such shares will be voted “FOR” proposals 1 and 2.

	1d. Larry C. Glasscock	FOR	☐	☐	☐

	1e. Robert A. Hagemann	FOR	☐	☐	☐

	1f. Arthur J. Higgins	FOR	☐	☐	☐

	1g. John L. McGoldrick	FOR	☐	☐	☐

	1h. Cecil B. Pickett, Ph.D.	FOR	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Admission Ticket
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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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M20212-P88939-Z51719
ZIMMER HOLDINGS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
        The undersigned hereby appoints David C. Dvorak, James T. Crines and Chad F. Phipps, and each of them, proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Stockholders of the company to be held at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana on Monday, May 3, 2010, at 9:00 a.m., and at any adjournments thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.
ANNUAL MEETING OF STOCKHOLDERS MAY 3, 2010
         When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted “FOR” Proposals 1 and 2. The full text of the proposals and position of the Board of Directors on each appears in the Proxy Statement and should be reviewed prior to voting.
IMPORTANT: YOUR VOTE IS IMPORTANT. PLEASE VOTE THESE SHARES TODAY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued on the reverse side.